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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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STAG Industrial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2013

To our stockholders:

        You are cordially invited to attend the 2013 annual meeting of the stockholders of STAG Industrial, Inc., a Maryland corporation, which will be held at the offices of DLA Piper LLP (US) at 33 Arch Street, 26th Floor, in Boston, Massachusetts, on May 6, 2013 at 10:00 a.m., local time. At the meeting, stockholders will consider and vote on the following matters:

  1.
  the election of seven directors to hold office until our 2014 annual meeting of stockholders and until his successor has been duly elected and qualifies;

  2.
  the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013;

  3.
  the approval of an amendment to our 2011 Equity Incentive Plan; and

  4.
  the approval, by non-binding vote, of executive compensation.

In addition, stockholders will consider and vote on such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

        If you own shares of our common stock as of the close of business on March 8, 2013, you can vote those shares by proxy or at the meeting.

        Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the internet. On or about March 27, 2013, we expect to mail our stockholders either (i) a copy of this proxy statement, the accompanying proxy card, our annual report and the Notice of Internet Availability of Proxy Materials (the "Notice") or (ii) the Notice only, each in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting and any adjournments or postponements thereof. If you received only the Notice by mail, you will not receive a printed copy of the proxy materials other than as described herein. The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report over the internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report.

        If you are unable to attend the meeting in person, it is very important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You also may vote by telephone as described in your proxy card. If you vote your shares over the internet, by mail or by telephone prior to the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.

By order of the Board of Directors:
KATHRYN ARNONE Executive Vice President, General Counsel and Secretary

Boston, Massachusetts
March 27, 2013

STAG INDUSTRIAL, INC.

2013 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

 QUESTIONS AND ANSWERS

Q:    Why did I receive a Notice of Internet Availability of Proxy Materials?

A:
The Board of Directors is soliciting proxies to be voted at our annual meeting. The annual meeting will be held at the offices of DLA Piper LLP (US) at 33 Arch Street, 26th Floor, in Boston, Massachusetts, on Monday, May 6, 2013, at 10:00 a.m., local time. Pursuant to rules promulgated by the Securities and Exchange Commission ("SEC"), we are providing access to our proxy materials over the internet. On or about March 27, 2013, we are mailing to our stockholders of record on March 8, 2013 either (i) a copy of this proxy statement, the accompanying proxy card, our annual report and the Notice of Internet Availability of Proxy Materials (the "Notice"), or (ii) the Notice only. The Notice and this proxy statement summarize the information you need to know to vote by proxy or in person at the annual meeting. You do not need to attend the annual meeting in person in order to vote.

Q:    When was the Notice mailed?

A:
The Notice was mailed to stockholders beginning on or about March 27, 2013.

Q:    Who is entitled to vote?

A:
All common stockholders of record as of the close of business on March 8, 2013, the record date, are entitled to vote at the annual meeting.

Q:    What is the quorum for the meeting?

A:
A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the record date, 42,221,072 shares of common stock were issued and outstanding. If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of March 8, 2013. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:    How many votes do I have?

A:
You are entitled to one vote for each whole share of common stock you held as of the record date. Our stockholders do not have the right to cumulate their votes for directors.

Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares are registered in your name with our transfer agent, Continental Stock Transfer & Trust Company, LLC, you are the "stockholder of record" of those shares.

  If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the "beneficial owner" of those shares. The Notice and proxy statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the internet.

Q:    How do I vote?

A:
Whether or not you plan to attend the annual meeting, we urge you to authorize your proxy to vote your shares over the internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You also may authorize your proxy to vote your shares by telephone as described in your proxy card. Authorizing your proxy over the internet, by mailing a proxy card or by telephone, will not limit your right to attend the annual meeting and vote your shares in person. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions.

Q:    How do I vote my shares that are held by my broker?

A:
If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and on the internet.

Q:    What am I voting on?

A:
You will be voting on:

  •
  Proposal 1: the election of seven directors to hold office until our 2014 annual meeting of stockholders and until his successor has been elected and qualifies;

  •
  Proposal 2: the ratification of the appointment of PricewaterhouseCoopers LLP to act as our independent registered public accounting firm for year ending December 31, 2013;

  •
  Proposal 3: the approval of an amendment of our 2011 Equity Incentive Plan (the "Equity Incentive Plan"); and

  •
  Proposal 4: the approval, by non-binding vote, of executive compensation.

  In addition, you will be voting on such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:    What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:	Proposal 1: Election of Directors	The election of the director nominees must be approved by a plurality of the votes cast.
	Proposal 2: Ratification of Independent Auditors	Ratification of the appointment of auditors requires a majority of the votes cast.
Proposal 3: Amendment of 2011 Equity Incentive Plan
Approval of the amendment to the Equity Incentive Plan requires a majority of the votes cast, provided that the total votes cast on the proposal must represent more than 50% of all shares of common stock entitled to vote on the proposal
	Proposal 4: Advisory Vote Approving Executive Compensation	Advisory vote approving executive compensation requires a majority of the votes cast.

Q:    How are abstentions and broker non-votes treated?

A:
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. A "broker non-vote" occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item (such as the election of directors, the approval of an amendment to the Equity Incentive Plan and the approval of our executive compensation) and has not received instructions from the beneficial owner.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange ("NYSE") rules to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, the approval of an amendment to the Equity Incentive Plan or on the advisory vote approving our executive compensation, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors and the votes on the Proposals 2 and 4, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. For purposes of the vote on the approval of an amendment to the Equity Incentive Plan (Proposal 3), (i) abstentions will have the same effect as votes against the proposal and (ii) broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% of the shares of common stock entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

Important: Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, pursuant to NYSE Rule 452, their shares will not be voted in connection with the election of directors, the amendment of our Equity Incentive Plan or the proposals on our executive compensation. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:    Will there be any other items of business on the agenda?

A:
The Board of Directors does not know of any other matters that may be brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. If any other matter should come before the annual meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:    What happens if I submit my proxy without providing voting instructions on all proposals?

A:
Proxies properly submitted via the internet, mail or telephone will be voted at the annual meeting in accordance with your directions. If the properly-submitted proxy (other than proxies submitted by an institution subject to NYSE Rule 452) does not provide voting instructions on a proposal, the proxy will be voted as follows:

  •
  to elect (FOR) each of the director nominees listed in "Proposal 1—Election of Directors;"

  •
  in favor of (FOR) "Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm;"

  •
  in favor of (FOR) "Proposal 3—"Amendment of 2011 Equity Incentive Plan;" and

  •
  in favor of (FOR) "Proposal 4—Advisory (Non-Binding) Vote Approving Executive Compensation."

Q:    Will anyone contact me regarding this vote?

A:
No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q:    Who has paid for this proxy solicitation?

A:
We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our stockholders, the proxy materials and any additional materials furnished to stockholders. Proxies may be solicited by our directors, officers or employees personally or by telephone without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q:    May stockholders ask questions at the annual meeting?

A:
Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q:    How many copies should I receive if I share an address with another stockholder?

  The SEC has adopted rules that permit companies and intermediaries, such as a broker, bank or other agent, to implement a delivery procedure called "householding." Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.

  Our company and some brokers, banks or other agents may be householding our proxy materials. A single Notice and, if applicable, a single set of our proxy materials, including the proxy statement, the accompanying proxy card, our annual report and the Notice, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061 or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

  Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, a single set of our proxy materials, to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, our proxy materials, you may send a written request to STAG Industrial, Inc., 99 High Street, 28th Floor, Boston, Massachusetts, 02110, Attention: Kathryn Arnone, Corporate Secretary. In addition, if you are receiving multiple copies of the Notice and, if applicable, our proxy materials, you can request householding by contacting our Corporate Secretary in the same manner.

Q:    What does it mean if I receive more than one Notice?

A:
It means that you have multiple accounts at the transfer agent or with brokers. Please submit all of your proxies over the internet, following the instructions provided in the Notice, by mail or by telephone to ensure that all of your shares are voted.

Q:    Can I change my vote after I have voted?

A:
Yes. Proxies properly submitted over the internet, by mail or by telephone do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either by internet, mail or telephone, a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q:    Can I find additional information on the company's website?

A:
Yes. Our website is located at www.stagindustrial.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our board committees and reports that we file with the SEC. A copy of our corporate governance guidelines, our code of business conduct and ethics and each of the charters of our board committees may be obtained free of charge by writing to STAG Industrial, Inc., 99 High Street, 28th Floor, Boston, Massachusetts, 02110, Attention: Kathryn Arnone, Corporate Secretary.

 PROPOSAL 1:    ELECTION OF DIRECTORS

        The Board of Directors currently consists of seven members with directors serving one-year terms and until their successors are duly elected and qualified. The term for each director expires at each annual meeting of stockholders.

        At the 2013 annual meeting, seven directors will be elected to serve until the 2014 annual meeting and until their successors are duly elected and qualified. The Board of Directors has nominated the following current directors (the "Nominees") to serve as directors: Benjamin S. Butcher, F. Alexander Fraser, Jeffrey D. Furber, Larry T. Guillemette, Francis X. Jacoby III, Christopher P. Marr and Hans S. Weger. The Board of Directors anticipates that each Nominee will serve, if elected, as a director. However, if anyone nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

        The Board of Directors recommends a vote FOR each Nominee.

The Board of Directors

  Nominees for Election to Term Expiring 2014

        The biographical descriptions below set forth certain information with respect to each Nominee for election as a director at the annual meeting. The board has identified specific attributes of each Nominee that the board has determined qualify that person for service on the board.

Benjamin S. Butcher Chief Executive Officer, President and Chairman of the Board Age: 59 Committees: • Investment (Chair)	Mr. Butcher serves as our Chief Executive Officer, President and Chairman of the Board of Directors. Prior to the formation of our company, Mr. Butcher oversaw the growth of our predecessor business serving as a member of the Board of Managers of STAG Capital Partners, LLC, STAG Capital Partners III, LLC, and their affiliates from 2003 to 2011. From 1999 to 2003, Mr. Butcher was engaged as a private equity investor in real estate and technology. From 1997 to 1998, Mr. Butcher served as a Director at Credit Suisse First Boston, where he sourced and executed transactions for the Principal Transactions Group (real estate debt and equity). Prior to that, he served as a Director at Nomura Asset Capital from 1993 to 1997, where he focused on marketing and business development for its commercial mortgage-backed securities group. Mr. Butcher received his Bachelor of Arts degree from Bowdoin College and his Master of Business Administration degree from the Tuck School of Business at Dartmouth. In light of his extensive company-specific operational, finance and market experience, his leadership abilities, and his expertise in the acquisition, ownership and management of single-tenant industrial properties, the Board of Directors believes that it is in the best interests of our company and our stockholders for Mr. Butcher to continue to serve as a director on the Board of Directors, subject to stockholder approval at the annual meeting.

F. Alexander Fraser Director Age: 40 GI Partners' Nominee	Mr. Fraser has served as a member of the Board of Directors since April 2011. Mr. Fraser serves as a Managing Director at GI Partners, LLC, a private equity firm focused on investments in asset-backed businesses and properties in North America and Western Europe. Prior to joining GI Partners, LLC in 2005, Mr. Fraser worked as a Vice President in the Real Estate Investment Banking Group at J.P. Morgan Securities, Inc. in New York from 2004 to 2005, where he advised real estate investment trusts, real estate operating companies and real estate opportunity funds on capital markets activities, merger and acquisition transactions and strategic initiatives. Mr. Fraser also worked as an investment banker and sell-side equity analyst for Thomas Weisel Partners, LLC. In addition, Mr. Fraser currently serves on the boards of GI STAG Investco LLC, Advoserv, TechCore LLC and Data Core LLC. He previously served on the boards of CenterPoint Properties Trust, Telx Group, Plum Healthcare, FlatIron Crossing, Waypoint/GI Ventures, LLC and Sunset Gower Studio. Mr. Fraser holds a Bachelor of Arts degree from Colgate University and a Masters of Business Administration from the Darden School at the University of Virginia. In light of his extensive investment banking, capital markets and real estate experience and his experience providing strategic advice to real estate investment trusts, the Board of Directors believes that it is in the best interests of our company and our stockholders for Mr. Fraser to continue to serve as a director on the Board of Directors, subject to stockholder approval at the annual meeting.
Jeffrey D. Furber Independent Director Age: 54 Committees: • Compensation • Nominating and Corporate Governance

Mr. Furber has served as an independent member of the Board of Directors since April 2011. Mr. Furber serves as the Chief Executive Officer of AEW Capital Management ("AEW"), a real estate investment management company, and the Chairman of AEW Europe, where he has oversight responsibility for all of AEW's operating business units in the United States, Europe and Asia. Mr. Furber also chairs AEW's management committee, which is responsible for the firm's strategic direction and for managing the firm's resources, and is a member of the firm's investment committees and investment policy group. Prior to joining AEW in 1997, Mr. Furber served as Managing Director of Winthrop Financial Associates, a wholly-owned subsidiary of Apollo Advisors, and served as President of Winthrop Management. In these capacities, he was responsible for acquisitions, asset management and capital markets activity, including the sourcing of equity and mezzanine debt investments. In addition, Mr. Furber currently serves on the board of The Howard Hughes Corporation (NYSE: HHC). Mr. Furber holds a Bachelor of Arts degree from Dartmouth College and a Masters of Business Administration from Harvard Business School. In light of his significant leadership, corporate governance, capital markets and real estate industry experience, the Board of Directors believes that it is in the best interests of our company and our stockholders for Mr. Furber to continue to serve as a director on the Board of Directors, subject to stockholder approval at the annual meeting.

Larry T. Guillemette Independent Director Age: 57 Committees: • Audit • Compensation (Chair) • Investment	Mr. Guillemette has served as an independent member of the Board of Directors since April 2011. Mr. Guillemette has served as Chairman of the board of directors, Chief Executive Officer and President of Amtrol Inc., a multi-national pressure vessel manufacturer ("Amtrol"), since February 2006. Mr. Guillemette also served as Executive Vice President and Chief Financial Officer of Amtrol from 2000 to 2006 and as Executive Vice President of Marketing and Business Development from 1998 to 2000. To complete a financial restructuring (a debt-to-equity conversion) in connection with the maturity of debt incurred in 1996 to finance the acquisition of Amtrol by its sole stockholder, Amtrol filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in December 2006 and emerged from Chapter 11 in June 2007. Prior to joining Amtrol, Mr. Guillemette served as Chief Executive Officer and President of Balcrank Products, Inc., a manufacturer of lubrication equipment for the automotive service market and other industrial product lines from 1991 to 1998. From 1990 to 1991, he served as Senior Vice President and Senior Financial Officer of The O'Connor Group, a real estate investment, management and development firm. Prior to that, from 1986 to 1990, Mr. Guillemette served as a Vice President for Hampton Partners/G.M. Cypres & Co., Inc., an investment banking partnership. From 1979 to 1986, Mr. Guillemette served in various management positions with units of the Henley Group and its predecessors, including Allied-Signal, The Signal Companies and Wheelabrator-Frye. Mr. Guillemette holds a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration from the Tuck School of Business at Dartmouth. In light of his extensive leadership experience through his senior officer and director positions and his accounting and real estate experience, the Board of Directors believes that it is in the best interests of our company and our stockholders for Mr. Guillemette to continue to serve as a director on the Board of Directors, subject to stockholder approval at the annual meeting.

Francis X. Jacoby III Independent Director Age: 51 Committees: • Audit • Investment • Nominating and Corporate Governance	Mr. Jacoby has served as an independent member of the Board of Directors since April 2011. Mr. Jacoby serves as President of Kensington Investment Company, Inc., the wealth management office for a family that owns travel-related businesses and passenger ships and makes investments in real estate, private equity and venture capital. In addition, from January 2012 to December 2012, Mr. Jacoby served as the Chief Financial Officer of Grand Circle Corporation, an affiliate of Kensington Investment Company, Inc. From May 2001 to June 2008, Mr. Jacoby served as the Senior Vice President and Chief Financial Officer for GID Investment Advisers LLC, a family wealth management office whose primary focus is developing, acquiring and managing apartment communities, suburban office properties and flex industrial business parks throughout the United States for its own account and for joint ventures with institutional investors. Prior to that, Mr. Jacoby served as the Executive Vice President and Chief Financial Officer for Leggat McCall Properties, LLC from September 1995 to May 2001, where he was responsible for raising debt and equity capital to support the company's real estate development and acquisition activities. From July 1983 to September 1995, Mr. Jacoby held a variety of senior management positions in the acquisitions, asset management and finance departments of Winthrop Financial Associates, a real estate investment company which owned and managed multiple property types. Mr. Jacoby holds a Bachelor of Arts degree from Dartmouth College and a Masters of Business Administration from Boston University. In light of his thirty years of investment and capital markets experience and his significant financial and real estate investment experience, including structuring, negotiating and closing complex transactions, the Board of Directors believes that it is in the best interests of our company and our stockholders for Mr. Jacoby to continue to serve as a director on the Board of Directors, subject to stockholder approval at the annual meeting.

Christopher P. Marr Independent Director Age: 48 GI Partners' Nominee Committees: • Compensation • Nominating and Corporate Governance (Chair)	Mr. Marr has served as an independent member of the Board of Directors since August 2012. Mr. Marr has served as President and Chief Investment Officer of CubeSmart (NYSE: CUBE), a publicly-traded real estate company that acquires, owns, operates and develops self-storage facilities in the United States, since November 2008 and Chief Operating Officer of CubeSmart since June 2012. Mr. Marr also served as CubeSmart's Chief Financial Officer from June 2006 to November 2008 and as Treasurer from August 2006 to June 2012. From August 2006 to June 2006, Mr. Marr served as Senior Vice President and Chief Financial Officer of Brandywine Realty Trust (NYSE: BDN), a publicly-traded office real estate investment trust. Prior to joining Brandywine Realty Trust, Mr. Marr served as Chief Financial Officer of Storage USA, Inc., a publicly-traded self-storage real estate investment trust, from 1998 to 2002. Mr. Marr holds a Bachelor of Arts degree from Loyola University. In light of his public company financial reporting and operations experience as the Chief Financial Officer of two publicly-traded real estate investment trusts, the Board of Directors believes that it is in the best interests of our company and our stockholders for Mr. Marr to continue to serve as a director on the Board of Directors, subject to stockholder approval at the annual meeting.

Hans S. Weger Independent Director Age: 49 Committees: • Audit (Chair) • Investment	Mr. Weger has served as an independent member of the Board of Directors since April 2011. Mr. Weger has served as Chief Financial Officer of Outrigger Enterprises Group, a privately-held leisure lodging and hospitality company, since May 2012. From August 1998 through January 2011, Mr. Weger served as Chief Financial Officer, Executive Vice President and Treasurer of LaSalle Hotel Properties (NYSE: LHO), a publicly-traded real estate investment trust focused on the acquisition, ownership, redevelopment and leasing of primarily upscale and luxury full-service hotels. In addition, Mr. Weger served as Secretary of LaSalle Hotel Properties from October 1999 through January 2011. Mr. Weger was responsible for all of the company's financial, accounting, human resources and information technology activities. Prior to joining LaSalle, Mr. Weger served as Vice President and Treasurer for La Quinta Inns, Inc. where he was responsible for all financing activities. From 1992 until 1997, Mr. Weger served in various management roles with Harrah's Entertainment, Inc. where he was responsible for strategic planning, mergers and acquisitions and project financing. Mr. Weger holds a Bachelor of Sciences degree in finance from the University of Southern Mississippi and a Masters in Business Administration from the University of Chicago. In light of his real estate and real estate financing knowledge and his public company financial reporting and operations experience as the Chief Financial Officer of a publicly-traded real estate investment trust, the Board of Directors believes that it is in the best interests of our company and our stockholders for Mr. Weger to continue to serve as a director on the Board of Directors, subject to stockholder approval at the annual meeting.

Biographical Information Regarding Executive Officers Who Are Not Directors

        Each of the executive officers identified below has served in his or her respective position since our inception.

Gregory W. Sullivan Chief Financial Officer, Executive Vice President and Treasurer Age: 58	Mr. Sullivan serves as our Chief Financial Officer, Executive Vice President and Treasurer. Prior to the formation of our company, Mr. Sullivan served on the Board of Managers of STAG Capital Partners, LLC and STAG Capital Partners III, LLC from 2004 to 2011. He served as Executive Vice President for Corporate Development for New England Development LLC ("NED") from 2002 to 2011, where his role was to expand and diversify NED's real estate and non-real estate private equity activities. Prior to joining NED in 2002, Mr. Sullivan was Executive Vice President and Chief Financial Officer of Trizec Hahn Corporation from 1994 to 2001, a publicly traded real estate company headquartered in Toronto. From 1987 to 1994, Mr. Sullivan served in various capacities at AEW Capital Management in Boston including overseeing investments for the company's real estate opportunity fund and heading the capital markets group. In addition, from 1982 to 1987, he served as a senior finance officer at M/A-COM, Inc., a Boston based telecommunications company and, from 1980 to 1982, he served as an investment banker at Smith Barney in New York. Mr. Sullivan received his Bachelor of Sciences degree from the University of Vermont and his Master of Business Administration degree from The Wharton School of the University of Pennsylvania.

Stephen C. Mecke Chief Operating Officer and Executive Vice President Age: 50	Mr. Mecke serves as our Chief Operating Officer and Executive Vice President. Prior to the formation of our company, Mr. Mecke served as Chief Investment Officer for STAG Capital Partners, LLC and STAG Capital Partners III, LLC from 2004 to 2011, where he was responsible for all asset acquisition and asset management activities. Prior to joining our predecessor business, Mr. Mecke ran the acquisitions groups for M--P--A, a private real estate fund that represented a large east coast endowment fund, from June 2001 to November 2004. Mr. Mecke also worked at Meditrust Corporation, a publicly traded real estate investment trust, as Vice President of Acquisitions and various other positions from June 1992 to December 2000. Mr. Mecke received his Bachelor of Arts degree from Hobart College and his Master of Business Administration degree from Northeastern University.
Kathryn Arnone Executive Vice President, General Counsel and Secretary Age: 63
Ms. Arnone serves as our Executive Vice President, General Counsel and Secretary. Prior to the formation of our company, Ms. Arnone served as General Counsel for STAG Capital Partners, LLC and STAG Capital Partners III, LLC from 2006 to 2011, where she was responsible for all of the company's legal matters, including supervising real estate matters, property acquisitions and sales, corporate governance matters and employment issues. Prior to joining our predecessor business, Ms. Arnone was Vice President and Assistant General Counsel at La Quinta Corporation, a publicly traded lodging real estate investment trust where she specialized in acquisitions and sales matters, from January 2003 to February 2006. In addition, Ms. Arnone served first as Associate General Counsel and then as General Counsel—Healthcare Division at Meditrust Corporation, a publicly traded healthcare real estate investment trust, from October 1997 to December 2002, where she supervised a portfolio of first mortgage loans and sale-leaseback leases. Prior to these positions, Ms. Arnone worked for several private law firms from 1988 to 1997. Ms. Arnone received her Bachelor of Arts degree from Smith College and her Juris Doctor degree from Harvard Law School.
David G. King Executive Vice President and Director of Real Estate Operations Age: 45
Mr. King serves as our Executive Vice President and Director of Real Estate Operations. Prior to the formation of our company, Mr. King served as a Managing Director for STAG Capital Partners, LLC and STAG Capital Partners III, LLC from 2005 to 2011, where he was responsible for portfolio management for the company. From 1997 to 2005, Mr. King worked for AMB Property Corporation, a publicly traded real estate investment trust, as Regional Management Officer where he had primary responsibility for leasing, management, development, acquisition sourcing and dispositions of the firm's industrial and office portfolios in the Mid-Atlantic region and in various other positions. Mr. King received his Bachelor of Arts degree from the University of Vermont and his Master of Public Administration degree from Indiana University.

Corporate Governance Profile

        We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

  •
  the Board of Directors is not staggered; instead, each of our directors is subject to re-election annually;

  •
  of the seven persons who serve on the Board of Directors, the Board of Directors has determined that five, or 71.4%, of our directors satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  •
  at least one of our directors qualifies as an "audit committee financial expert" as defined by the SEC;

  •
  we have opted out of the control share acquisition statute and the business combination provisions in the Maryland General Corporation Law and, in the future, we may not opt back in to these provisions without stockholder approval; and

  •
  we do not have a stockholder rights plan and, we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if the Board of Directors adopts a plan for our company, we submit the stockholder rights plan to our stockholders for a ratification vote within twelve (12) months of adoption, without which the plan will terminate.

        Our directors stay informed about our business by attending meetings of the Board of Directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Board of Directors

        Our business is managed through the oversight and direction of the Board of Directors. A majority of the Board of Directors is "independent," as determined by the Board of Directors, consistent with the rules of the NYSE. One of the two members of the Board of Directors who are not independent is an employee of the company and the other is a director of GI STAG Investco LLC ("GI Partners"), an entity that was the controlling member of a contributor in our formation transactions. For more detail, please see "Nomination of Directors."

Board Leadership

        The board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The board understands that there is no single, generally accepted approach to providing board leadership and the right board leadership structure may vary as circumstances warrant. Consistent with this understanding, our independent directors consider the board's leadership structure on an annual basis.

        The Board of Directors annually will elect a chairman of the board, who may or may not be the chief executive officer of our company. Since our formation in 2010, Benjamin S. Butcher has served as our Chairman of the Board and Chief Executive Officer. Mr. Butcher is involved in both our day-to-day operations and the strategic decision making at the board level. Based on its most recent review of our leadership structure and the needs of the company, the board continues to believe that having Mr. Butcher serving in these positions is optimal for us because it provides our company with strong, effective and consistent leadership.

        In considering its leadership structure, the board has taken a number of factors into account. The board, which consists of a majority of independent directors, exercises a strong, independent oversight function. This oversight function is enhanced by the Audit, Compensation and Nominating and Corporate Governance Committees being comprised entirely of independent directors. A number of board and committee processes and procedures, including regular executive sessions of independent directors and a regular review of our executive officers' performance, provide substantial independent oversight of our management's performance. Finally, under our bylaws and corporate governance guidelines, the board has the ability to change its structure, should that be deemed appropriate and in the best interest of our company and our stockholders. The board believes that these factors provide the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis.

        The chairman of the board presides at all meetings of the stockholders and of the board as a whole. The chairman performs such other duties, and exercises such powers, as from time to time shall be prescribed in our bylaws or by the Board of Directors.

Director Independence

        Under the enhanced corporate governance standards of the NYSE, at least a majority of our directors, and all of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, must meet the test of "independence." The NYSE standards provide that, to qualify as an "independent" director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The Board of Directors has affirmatively determined that each of Messrs. Furber, Guillemette, Jacoby, Marr and Weger satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person's ability to exercise independent judgment as a member of the Board of Directors. Therefore, we believe that all of these directors, who constitute a majority of the Board of Directors, are independent under the NYSE rules.

        We have implemented procedures for interested parties, including stockholders, to communicate directly with our independent directors. We believe that providing a method for interested parties to communicate directly with our independent directors, rather than with the full Board of Directors, would provide a more confidential, candid and efficient method of relaying any interested party's concerns or comments. See "Communication with the Board of Directors, Independent Directors and the Audit Committee."

Board Meetings

        In 2012, the Board of Directors held nine meetings, the Audit Committee held four meetings, the Compensation Committee held three meetings, the Nominating and Corporate Governance Committee held one meeting, and the Investment Committee held two meetings. Each director attended over 75% of the board meetings and each director's respective committee meetings in 2012. The Board of Directors does not have a policy with respect to directors' attendance at annual meetings of stockholders. Nevertheless, all of our directors attended the 2012 annual meeting of stockholders.

        As required by the NYSE rules, the independent directors of our board regularly meet in executive session, without management present. Generally, these executive sessions follow after each quarterly meeting of the board and each committee. In 2012, the independent directors of the board and the committees met in executive session without management present at each quarterly meeting in 2012. The chairman of the Nominating and Corporate Governance Committee presides over such independent, non-management sessions of the board.

Board Committees

        The Board of Directors has established an Investment Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted a written charter for each of these committees. The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each has three directors and is composed exclusively of independent directors, as required by and defined in the rules and listing qualifications of the NYSE and, with respect to the members of the Audit Committee, Rule 10A-3 promulgated pursuant to the Exchange Act. Moreover, the Compensation Committee is composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code of

1986, as amended (the "Code"), qualify as outside directors for purposes of Section 162(m) of the Code. The Investment Committee has four directors and is composed of three independent directors and one non-independent director. The Board of Directors may from time to time establish other committees to facilitate the management of our company. Matters put to a vote at any one of these four committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

  Investment Committee

        The Board of Directors has established an Investment Committee, which is composed of four of our directors, at least three of whom must be independent directors. The current members of our Investment Committee are Messrs. Butcher, Guillemette, Jacoby and Weger. Mr. Butcher chairs the committee. The Investment Committee's primary function is to review, evaluate and ultimately vote to approve all acquisitions or developments individually over $25 million and up to $100 million. Proposed acquisitions or developments in excess of $100 million require approval by the Board of Directors. The Board of Directors in its discretion may change the committee's dollar thresholds.

  Audit Committee

        The Board of Directors has established an Audit Committee, which is composed of three of our independent directors. The current members of the Audit Committee are Messrs. Guillemette, Jacoby and Weger. Mr. Weger chairs the committee and qualifies as an audit committee financial expert, as that term is defined by the SEC. Each member of the Audit Committee is financially literate and able to read and understand fundamental financial statements. The Audit Committee assists the board in overseeing, among other things:

  •
  our system of internal controls;

  •
  our accounting and financial reporting processes;

  •
  the integrity and audits of our consolidated and combined financial statements;

  •
  our compliance with legal and regulatory requirements;

  •
  the qualifications and independence of our independent auditors; and

  •
  the performance of our independent auditors and any internal auditors.

        The Audit Committee also is responsible for engaging independent public accountants, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

  Compensation Committee

        The Board of Directors has established a Compensation Committee, which is composed of three of our independent directors. The current members of the Compensation Committee are Messrs. Guillemette, Furber and Marr. Mr. Guillemette chairs the committee. The principal functions of the Compensation Committee are to:

  •
  evaluate the performance and compensation of our Chief Executive Officer;

  •
  review and approve the compensation and benefits of our executive officers and members of the Board of Directors;

  •
  administer our Equity Incentive Plan and the 2011 Outperformance Program (the "2011 OPP"), as well as any other compensation, stock option, stock purchase, incentive or other benefit plans; and

  •
  produce an annual report on executive compensation for inclusion in our proxy statement after reviewing our compensation discussion and analysis.

Our Compensation Committee is primarily responsible for establishing and implementing our compensation program and policies. To fulfill its responsibilities, the Compensation Committee may engage, oversee and provide appropriate funding for advisors and consultants to advise the committee on executive compensation matters.

  Nominating and Corporate Governance Committee

        The Board of Directors has established a Nominating and Corporate Governance Committee, which is composed of three of our independent directors. The current members of the Nominating and Corporate Governance Committee are Messrs. Furber, Jacoby and Marr. Mr. Marr chairs the committee. The principal functions of the Nominating and Corporate Governance Committee include:

  •
  seeking, considering and recommending to the full Board of Directors qualified candidates for election as directors;

  •
  recommending a slate of nominees for election as directors at the annual meeting of stockholders;

  •
  periodically preparing and submitting to the board for adoption the committee's selection criteria for director nominees;

  •
  reviewing and making recommendations on matters involving general operation of the board and our corporate governance;

  •
  annually recommending to the board nominees for each committee of the board; and

  •
  annually facilitating the assessment of the Board of Directors' performance as a whole and of the individual directors and reports thereon to the board.

        The Board of Directors has adopted a policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. The policy provides that the Nominating and Corporate Governance Committee is responsible for reviewing and approving or disapproving all interested transactions, including any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) we will be a participant and (iii) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing.

        In addition, our written code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the Board of Directors. Our policies provide that any transaction involving us in which any of our directors or officers has a material interest must be approved by a vote of a majority of our disinterested directors. Our code of business conduct and ethics requires any employee, officer or director to report any actual conflict of interest to our compliance officer, who will then seek guidance from the Board of Directors. In addition, our corporate governance guidelines require that each member of the Board of Directors consult the chairman of the board in advance of accepting an invitation to serve on another company's board should there be a possible conflict and notify the Nominating and Corporate

Governance Committee in writing of the outcome. Because the facts and circumstances regarding potential conflicts are difficult to predict, the Board of Directors has not adopted a written policy for evaluating conflicts of interests. If a conflict of interest arises, the board will review, among other things, the facts and circumstances of the conflict, our applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and the NYSE continued listing rules and regulations, and will consider the advice of counsel before making any decisions regarding the conflict.

Role of the Board in Risk Oversight

        One of the key functions of the Board of Directors is informed oversight of our risk management process. The Board of Directors administers this oversight function directly, with support from the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to their respective areas of oversight. In particular, the Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

Nomination of Directors

        Before each annual meeting of stockholders, the Nominating and Corporate Governance Committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the board or whenever a vacancy is anticipated due to a change in the size or composition of the board, a retirement of a director or for any other reasons. In addition to considering incumbent directors, the Nominating and Corporate Governance Committee may identify director candidates based on recommendations from the directors and executive officers. The committee may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates. No such firm was engaged in 2012.

        The Nominating and Corporate Governance Committee evaluates annually the effectiveness of the board as a whole and of each individual director and identifies any areas in which the board would be better served by adding new members with different skills, backgrounds or areas of experience. The Board of Directors considers director candidates based on a number of factors including:

  •
  whether the board member will be "independent," as such term is defined by the NYSE listing standards;

  •
  whether the candidate possesses the highest personal and professional ethics, integrity and values;

  •
  whether the candidate has demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment;

  •
  whether the candidate has experience in areas important to the operations of our company;

  •
  whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment; and

  •
  whether the candidate provides a diversity of viewpoints, background, experience and demographics as compared the current members of the board.

        Candidates also are evaluated based on their understanding of our business and willingness to devote adequate time to carrying out their duties. The Nominating and Corporate Governance Committee also monitors the mix of skills, experience and background to assure that the board has the necessary composition to effectively perform its oversight function. As noted immediately above, diversity characteristics of a candidate are just one of several factors considered by the committee when evaluating director candidates. A candidate will neither be included nor excluded from consideration solely based on his or her diversity traits. The Nominating and Corporate Governance Committee conducts regular reviews of current directors in light of the considerations described above and their past contributions to the Board of Directors. The board reviews the effectiveness of its director candidate nominating policies annually.

        The Nominating and Corporate Governance Committee also takes into consideration the nominations submitted by GI Partners, an entity that was the controlling member of one of our contributors in our formation transactions. As part of our formation transactions, we agreed to cause two persons selected by GI Partners to be nominated for election to the Board of Directors at each annual meeting of our stockholders. One of the selected persons must qualify as an independent director under the NYSE rules for director independence and be able to serve on one of our compensation, audit, nominating and investment committees and will be required to serve as the chairperson of one of these committees. Our agreement will terminate within the first three years after our initial public offering if GI Partners and certain of its affiliates fail to beneficially own at least 10% of our fully diluted shares of common stock outstanding immediately following their transfer of any interest in the common units received by GI Partners in our formation transactions (including shares of our common stock that we may issue upon redemption of such common units). In addition, our agreement will terminate after the first three years following our initial public offering if GI Partners and certain of its affiliates fail to beneficially own at least 10% of our fully diluted shares of common stock outstanding, whether or not immediately following their transfer of common units or shares of common stock. Pursuant to this agreement, GI Partners nominated Messrs. Fraser and Marr to the Board of Directors.

        The Nominating and Corporate Governance Committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder of our company. Director candidates submitted by our stockholders will be evaluated by the Nominating and Corporate Governance Committee on the same basis as any other director candidates. We did not receive any nominations of directors by stockholders for the 2013 annual meeting.

        Nominations must be addressed to STAG Industrial, Inc., 99 High Street, 28th Floor, Boston, Massachusetts, 02110, Attention: Kathryn Arnone, Corporate Secretary, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as director, if elected. To be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws and below under "Stockholder Proposals."

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on the Board of Directors or Compensation Committee. No member of the Compensation Committee has any other business relationship or affiliation with us other than his service as a director.

Board Compensation for 2012

        We pay an annual fee of $35,000 to each of our non-management directors for services as a director. We pay an additional annual fee of $15,000 to the chair of the Audit Committee, an additional annual fee of $10,000 to the chair of the Compensation Committee and an additional annual fee of $7,500 to the chair of the Nominating and Corporate Governance Committee and any other committee of the Board of Directors. All members of the Board of Directors are reimbursed for their costs and expenses in attending our board meetings. Our directors have the option to receive fees in shares of common stock rather than in cash. The value of such shares of common stock is based on the 10-day average of the closing price of our common stock determined three days prior to the quarterly dividend payment date. All of our independent directors have elected to receive shares of our common stock in lieu of cash for payment of the fees payable to them in 2012 and 2013. If a director is also one of our officers, we will not pay any compensation for services rendered as a director. In addition, Mr. Fraser has declined receipt of any compensation for his service as a director.

        In January 2012, each of our non-management directors, other than Mr. Fraser who declined receipt of any grant, received an annual grant of 4,476 LTIP units. In addition, any non-management director who joins the Board of Directors in the future will receive an initial grant of LTIP units upon attendance at his or her first board meeting. Mr. Marr received an initial grant of 5,345 LTIP units upon attendance at his first board meeting in August 2012. The LTIP units vest over five years in equal installments on a quarterly basis, subject to the recipient's continued service as a director. LTIP units can be converted to common units of the operating partnership on a one-for-one basis once a material equity transaction has occurred that results in the accretion of the member's capital account to the economic equivalent of the common unit.

        The Board of Directors (or a duly formed committee thereof) may revise our non-management directors' compensation in its discretion.

        The following table summarizes the compensation that we paid to our non-management directors in 2012:

2012 Director Compensation Table

Name	Fees Earned(1)	Stock Awards(2)		Total
F. Alexander Fraser	$0	$0	(3)	$0
Jeffrey D. Furber	$35,000	$50,937	(3)	$85,937
Larry T. Guillemette	$45,000	$50,937	(3)	$95,937
Francis X. Jacoby III	$35,000	$50,937	(3)	$85,937
Edward F. Lange, Jr.(5)	$14,993	$50,937	(3)	$65,930
Christopher P. Marr(6)	$17,472	$73,654	(4)	$91,126
Hans S. Weger	$50,000	$50,937	(3)	$100,937

(1)
All of our independent directors elected to receive shares of our common stock in lieu of cash for payment of the fees payable to them for their service in 2012. Our non-management director, Mr. Fraser, declined payment of any fees. The aggregate number of shares of common stock issued to the independent directors for their service in 2012 was as follows: Mr. Furber, 2,237; Mr. Guillemette, 2,877; Mr. Jacoby, 2,237; Mr. Lange, 1,070; Mr. Marr, 993; and Mr. Weger, 3,197. These shares were issued based on the calculation previously disclosed in this Proxy statement and are not indicative of the fair market value on the date the members received the shares.

(2)
As of December 31, 2012, the aggregate number of unvested LTIP units held by each independent director was as follows: Mr. Furber, 8,961; Mr. Guillemette, 8,961; Mr. Jacoby, 8,961; Mr. Marr, 4,810; and Mr. Weger, 8,961.

(3)
Represents 4,476 LTIP units granted to each of Messrs. Furber, Guillemette, Jacoby, Lange and Weger pursuant to the Equity Incentive Plan in January 2012. Our non-management director, Mr. Fraser, declined receipt of any LTIP Units. The dollar value is computed in accordance with FASB ASC Topic 718. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for a discussion of our accounting of LTIP units and the assumptions used. The grant date fair value of each award is $11.38 per LTIP unit. Mr. Lange did not stand for re-election and consequently forfeited 4,252 unvested LTIP units from this January 2012 grant. In addition, Mr. Lange forfeited 6,623 unvested LTIP units from his April 2011 grant, resulting in a total of 10,875 unvested LTIP units that were forfeited.

(4)
Represents 5,345 LTIP units granted to Mr. Marr pursuant to the Equity Incentive Plan in August 2012. The dollar value is computed in accordance with FASB ASC Topic 718. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for a discussion of our accounting of LTIP units and the assumptions used. The grant date fair value of the award is $13.78 per LTIP unit.

(5)
Amounts reflect the compensation earned by Mr. Lange for his service for the period from January 1, 2012 through May 6, 2012.

(6)
Amounts reflect the compensation earned by Mr. Marr for his service for the period from August 2, 2012 through December 31, 2012.

Corporate Governance Matters

        We have adopted corporate governance guidelines and a code of business conduct and ethics that applies to all our executive officers, employees and each member of the Board of Directors. We anticipate that any waivers of our code of business conduct and ethics will be posted on our website. The following documents are available at our website at www.stagindustrial.com in the "Corporate Governance" area of the "Investors" section:

  •
  Investment Committee charter;

  •
  Audit Committee charter;

  •
  Compensation Committee charter;

  •
  Nominating and Corporate Governance Committee charter;

  •
  Code of Business Conduct and Ethics;

  •
  Corporate Governance Guidelines; and

  •
  Whistleblower Policy.

Each committee reviews its written charter annually. Copies of the documents listed above are available in print to any stockholder who requests them. Requests should be sent STAG Industrial, Inc., 99 High Street, 28th Floor, Boston, Massachusetts, 02110, Attention: Kathryn Arnone, Corporate Secretary.

Communication with the Board of Directors, Independent Directors and the Audit Committee

        The Board of Directors may be contacted by any party via mail at the address listed below.

  Board of Directors
  STAG Industrial, Inc.
  99 High Street, 28th Floor
  Boston, Massachusetts 02110

The Board of Directors also may be contacted by any party via e-mail at the address listed below.

  BoardofDirectors@stagindustrial.com

        We believe that providing a method for interested parties to communicate directly with our independent directors, rather than to the full board, would provide a more confidential, candid and efficient method of relaying any interested party's concerns or comments. The presiding director of independent executive sessions of directors is the chairman of the Nominating and Corporate Governance Committee. The presiding director may be contacted by any party via mail at the address listed below.

  Presiding Director
  STAG Industrial, Inc.
  99 High Street, 28th Floor
  Boston, Massachusetts 02110

        The Audit Committee has adopted a process for anyone to send communications to the Audit Committee with concerns or complaints concerning our company's regulatory compliance, accounting, audit or internal controls issues. The Audit Committee may be contacted by any party via mail at the address listed below:

  Chairman
  Audit Committee
  STAG Industrial, Inc.
  99 High Street, 28th Floor
  Boston, Massachusetts 02110

The Audit Committee also may be contacted by any party via e-mail at the address listed below:

  AuditCommittee@stagindustrial.com

        Alternatively, anyone may call our toll-free whistleblower hotline toll-free at (877) 472-2110.

        Relevant communications are distributed to the board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys.

        In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any outside director upon request.

 PROPOSAL 2:    RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the year ending December 31, 2013, and the Board of Directors is asking stockholders to ratify this appointment. Although current law, rules and regulations, as well as the Audit Committee charter, require the company's independent auditor to be engaged, retained and supervised by the Audit Committee, the Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice. PricewaterhouseCoopers LLP has served as our independent registered public accountants since our formation in July 2010 and is considered by our management to be well qualified.

Fee Disclosure

        The following is a summary of the fees billed by PricewaterhouseCoopers LLP for professional services rendered for our company for the year ended December 31, 2012 and the period from April 20, 2011 to December 31, 2011 and for our predecessor for the period from January 1, 2011 to April 19, 2011:

	STAG Industrial, Inc.		STAG Predecessor Group
	Year Ended December 31, 2012	Period from April 20, 2011 to December 31, 2011	Period from January 1, 2011 to April 19, 2011
Audit Fees	$887,645	$725,193	$446,385
Tax Fees	288,468	213,748	—
Audit Related Fees	—	—	—
All Other Fees	42,860	18,300	—

Total	$1,218,973	$957,241	$446,385

  Audit Fees

        "Audit Fees" consist of fees and related expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by PricewaterhouseCoopers LLP to be named in our registration statements and to the use of their audit report in the registration statements. Approximately $0.6 million of the total audit fees for the periods from January 1, 2011 to April 19, 2011 and April 20, 2011 to December 31, 2011 relate to services rendered in connection with our initial public offering.

  Tax Fees

        "Tax Fees" consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

  Audit-Related Fees and All Other Fees

        "Audit Related Fees" and "All Other Fees" consist of fees and related expenses for products and services other than services described under "Audit Fees" and "Tax Fees." All other fees specifically relate to reputational due diligence performed for some of our property acquisitions.

  Pre-Approval Policy

        All audit, tax and other services provided to us were reviewed and pre-approved by the Audit Committee or a member of the Audit Committee designated by the full committee to pre-approve such services. The Audit Committee or designated member concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

        A representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

        The Board of Directors recommends a vote FOR the ratification of the appointment of the independent registered public accountants.

 AUDIT COMMITTEE REPORT

        The following is a report by the Audit Committee regarding the responsibilities and functions of the Audit Committee.

        The Audit Committee oversees the company's financial reporting process on behalf of the Board of Directors, in accordance with the Audit Committee charter. Management is responsible for the company's financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The company's independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing opinions on the conformity of the company's audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the company's internal control over financial reporting.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2012 and the reports on the effectiveness of the company's internal control over financial reporting as of December 31, 2012 contained in the company's Annual Report on Form 10-K for the year ended December 31, 2012, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and PricewaterhouseCoopers LLP the disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Controls and Procedures" included in the Annual Report on Form 10-K for the year ended December 31, 2012.

        In addition, the Audit Committee received and discussed the written disclosures and the letter from PricewaterhouseCoopers LLP that are required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm's communications with the Audit Committee concerning independence, discussed with PricewaterhouseCoopers LLP the firm's independence from management and the Audit Committee, and discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        In reliance on the reviews and discussions referred to above, prior to the filing of the company's Annual Report on Form 10-K for the year ended December 31, 2012 with the SEC, the Audit Committee recommended to the Board of Directors (and the board approved) that the audited financial statements be included in such Annual Report for filing with the SEC.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers LLP is in fact "independent."

  Submitted by the Audit Committee of the Board of Directors

  Hans S. Weger (Chairman)
  Larry T. Guillemette
  Francis X. Jacoby III

 COMPENSATION COMMITTEE REPORT

        The following is a report by the Compensation Committee regarding our executive officer compensation program.

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement ("CD&A") with management of the company. Based on the Compensation Committee's review of the CD&A and the Compensation Committee's discussions regarding the CD&A with management, the Compensation Committee recommended to the Board of Directors (and the board has approved) that the CD&A be included in the company's proxy statement on Schedule 14A prepared in connection with the annual meeting.

        Submitted by the Compensation Committee of the Board of Directors

        Larry T. Guillemette (Chairman)

        Jeffrey D. Furber

        Christopher P. Marr

 EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

        The executive officers named in the "Summary Compensation Table" for 2012 are Benjamin S. Butcher, Chief Executive Officer, President and Chairman of the Board of Directors; Gregory W. Sullivan, Chief Financial Officer, Executive Vice President and Treasurer; Stephen C. Mecke, Chief Operating Officer and Executive Vice President; Kathryn Arnone, Executive Vice President, General Counsel and Secretary; and David G. King, Executive Vice President and Director of Real Estate Operations. The Compensation Committee is responsible for establishing our executive officers compensation program. The program sets the structure and levels of executive officer compensation and establishes the performance-based metrics and individual goals against which the officers' performance are evaluated by the Compensation Committee. In establishing its executive compensation program, the Compensation Committee considered, among other things, analyses prepared by and the advice of FTI Consulting, Inc. ("FTI"), an independent compensation consultant engaged by the Compensation Committee.

        The principles underlying the key elements of our executive compensation program and factors relevant to an analysis of the compensation program are discussed below. The key elements are designed to be flexible and complementary and to serve, collectively, the objectives of our executive compensation program.

Executive Compensation Program Goals and Objectives

        The Compensation Committee's overarching goal is to attract and maintain an excellent executive management team that enhances stockholder value over the long-term. The executive compensation program is, therefore, designed to provide substantial incentives to focus executive management's efforts accordingly. The compensation program also is designed to encourage and reward executives who successfully execute the company's business strategy, who provide thoughtful and creative stewardship and who exhibit outstanding performance. Specific objectives of the compensation program are to:

  •
  attract and retain talented and experienced officers who will be capable of implementing our business strategy;

  •
  align the interests of those executive officers with the interests of the stockholders;

  •
  encourage and maintain a performance-driven company culture; and

  •
  provide the Compensation Committee with the flexibility and discretion to appropriately reflect changing business conditions and individual performance.

Consistent with these objectives, executive compensation is heavily weighted toward performance-based metrics for bonuses and long term equity incentives. We believe that the executive compensation program supports these objectives by providing the named executive officers with a multi-faceted compensation package, comprised of a competitive base salary and the opportunity to earn an annual cash bonus, as well as awards under the Equity Incentive Plan and the 2011 Outperformance Program ("2011 OPP").

How We Determine Executive Compensation

        The Compensation Committee determines compensation for our named executive officers and is currently comprised of three independent directors, Messrs. Guillemette, Furber and Marr. The Compensation Committee exercises independent discretion with respect to executive compensation matters and administers our equity incentive programs, including reviewing and approving equity grants to our named executive officers pursuant to the Equity Incentive Plan and the 2011 OPP. The

Compensation Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at www.stagindustrial.com. Information contained on our website is not incorporated by reference into this proxy statement and you should not consider information contained on our website to be part of this proxy statement.

        The initial compensation arrangements with our named executive officers were determined in negotiations with each individual executive prior to our initial public offering and were formalized in the executive officers' employment agreements, as described below in "—Employment Agreements." In early 2012, the Compensation Committee established an executive compensation program based on the information provided by FTI, as described in greater detail below in "—Engagement of Compensation Consultant," as well as information from other sources. Our executive compensation program focuses on the following factors:

  (i)
  the need to attract and retain qualified and experienced executive officers over the long term,

  (ii)
  the desire to align the interests of our executive officers with those of our stockholders and incentivize them over the near-, medium- and long-term, and

  (iii)
  the need to reward our executive officers for exceptional individual performance.

In making compensation decisions, the Compensation Committee evaluated the performance of the Chief Executive Officer and, together with the Chief Executive Officer, assessed the individual performance of the other named executive officers. The Compensation Committee also reviewed market-based compensation data provided by FTI and from other data available from other sources. During 2012, the Compensation Committee consulted with FTI and held meetings both independently and with the participation of our Chief Executive Officer.

Compensation Committee Consideration of the 2012 Vote on Executive Compensation

        In determining our executive compensation program for 2013, the Compensation Committee generally considered the results of the 2012 advisory vote of our stockholders on executive compensation presented in our 2012 proxy statement. The Compensation Committee noted that more than 99% of the votes cast approved the compensation of the named executive officers in our 2012 proxy statement. The Compensation Committee considered these voting results as supportive of the committee's general executive compensation practices.

Engagement of Compensation Consultant

        The Compensation Committee is authorized to retain the services of one or more executive compensation consultants, in its discretion, to assist with the establishment and review of our compensation programs and related policies. The Compensation Committee has sole authority to hire, terminate and set the terms of future engagement with FTI or any other compensation consultant.

        The Compensation Committee engaged FTI, an independent compensation consulting firm, to provide market-based compensation data to assist the committee in the development of a comprehensive executive compensation program for the company. In connection with these efforts, FTI prepared for the Compensation Committee reports that included compensation analyses for each executive position, an analysis of a recommended peer group for the company, description of the methodology used to provide the compensation analyses and an analysis of board compensation. FTI researched competitive market practices, reviewed the proxy statements of its recommended peer group and checked its own proprietary information data bases. The Compensation Committee reviewed the peer group compensation analyses and methodology and, with reference to the FTI report and other factors more specific to the company, it approved an executive compensation program.

  Peer Group

        Our focus on single tenant industrial properties in secondary markets is uncommon, making the identification of directly comparable companies difficult. As a result, FTI recommended companies with a mix of industry concentration, size and REIT status for inclusion in the peer group. The peer group includes ten (10) publicly-traded REITs with implied equity market capitalizations ranging from approximately $300 million to $4.0 billion, having a median market capitalization of approximately $1.7 billion, with a primary investment focus generally on the industrial sector as well as select office and free-standing REITs. The companies in the peer group are listed below. The FTI reports analyzed annualized 2011 base salary, actual cash bonuses paid with respect to 2011 performance, long-term compensation including time-based share awards, performance-based share awards and stock option grants for the companies in the peer group. The reports also compared the peer group's total return to stockholders ("TRS") to the company's historical TRS, including stock price appreciation and dividends.

Company	Implied Equity Market Cap $ million (Per SNL as of 1/23/12)	Total Assets $ million (Per SNL as of 9/30/11)	Location	Sector
Agree Realty Corporation	263.8	282.0	Farmington Hills, MI	Free Standing
Cousins Properties Incorporated	742.6	1,294.4	Atlanta, GA	Diversified
DCT Industrial Trust, Inc.	1,533.1	2,846.5	Denver, CO	Industrial
Duke Realty Corporation	3,451.1	7,504.7	Indianapolis, IN	Industrial/Office
EastGroup Properties, Inc.	1,277.2	1,212.2	Jackson, MS	Industrial
First Industrial Realty Trust, Inc.	1,014.4	2,699.7	Chicago, IL	Industrial
First Potomac Realty Trust	779.0	1,673.8	Bethesda, MD	Industrial
Liberty Property Trust	4,037.7	4,855.6	Malvern, PA	Industrial/Office
National Retail Properties, Inc.	2,804.5	3,146.4	Orlando, FL	Free Standing
PS Business Parks, Inc.	1,901.7	1,611.7	Glendale, CA	Industrial/Office

Company Performance Relative to the Peer Group

        The Compensation Committee reviewed the company's performance in relation to its peer group, relying on, among other things, FTI's comparison of the company's TSR to the TSR for the peer group for the period of April 15, 2011 (the date of our initial public offering) through October 25, 2012. The FTI report was delivered in October 2012 and, as a result, does not contain full year data for 2012.

        The company's TSR of 57.68% for the period April 15, 2011 through October 25, 2012 ranked number one and placed the company at the 100th percentile for its peer group. For the same period, the peer group's average TSR was 14.09%. For the period of January 1, 2012 through October 25, 2012, the company's TSR was 57.99%, higher than the peer group's average TSR of 21.81% for the same period. The company's TSR is also higher than the SNL Equity REIT Index of 20.23% for the period of January 1, 2012 through October 25, 2012. Please see the chart below prepared for the Compensation Committee by FTI.

Company	Implied Equity Market Cap $ million (Per SNL as of 1/23/12)	TSR from January 1, 2012 to October 25, 2012	TSR from April 15, 2011 to October 25, 2012
Agree Realty Corporation	304.5	11.57%	22.91%
Cousins Properties Incorporated	875.3	33.38%	3.90%
DCT Industrial Trust, Inc.	1,877.3	29.48%	25.13%
Duke Realty Corporation	3,943.1	23.72%	7.40%
EastGroup Properties, Inc.	1,544.0	23.53%	25.96%
First Industrial Realty Trust, Inc.	1,,379.6	30.60%	6.71%
First Potomac Realty Trust	669.4	0.34%	-14.41%
Liberty Property Trust	4,315.6	19.57%	11.85%
National Retail Properties, Inc.	3,472.9	26.84%	36.22%
PS Business Parks, Inc.	2,040.8	19.04%	15.20%
STAG Industrial, Inc.	706.2	57.99%	57.68%
	SNL Equity REIT Index	15.85%	16.59%
	Average	21.81%	14.09%
	75th Percentile	28.82%	24.58%
	50th Percentile	23.62%	13.53%
	25th Percentile	19.17%	6.88%
	Rank out of 11 companies for STAG	1	1
	Percentile Rank out of 11 companies for STAG	100%	100%

        In the interests of updating relative performance data for the full year 2012, the Compensation Committee also reviewed peer group market data from other sources. For the period of January 1, 2012 through December 31, 2012, the company's TSR of 67.97%, ranked number one among its peer group.

 2012 Total Stockholder Return

(Source: SNL Financial)

  Executive Compensation Relative to the Peer Group

        In developing the executive compensation program, the Compensation Committee reviewed the FTI reports, including 2011 performance and the compensation of executive officers for the peer group companies. The Compensation Committee noted that total compensation for the company's executive officers generally was at or below the 25th percentile of the peer group. Taking into consideration the company's relative size and brief history, the Compensation Committee decided not to make significant changes to the basic levels of compensation for its named executive officers for their 2012 compensation.

Key Elements of Executive Compensation

        Set forth below is an overview of the key elements of the company's compensation program for its executive officers, including annual cash compensation, equity awards and health and retirement benefits.

Annual Base Salary

        Annual base salary provides a minimum level of compensation commensurate with an experienced and motivated individual of the appropriate caliber and background to perform an executive officer's job. It should be benchmarked to current market rates to ensure that we are able to attract new executive officers, if necessary. Base salary levels are intended to provide a steady source of income sufficient to permit these officers to focus effectively on their professional responsibilities.

        Each named executive officer's compensation was initially established based on negotiations in connection with our initial public offering in April 2011. The initial annual base salaries reflected a conservative approach to compensation and a desire to properly control expenses for the newly-formed company. Base salaries of our named executive officers are reviewed and may be adjusted periodically by the Compensation Committee. No formulaic base salary increases are provided to our named executive officers. After reviewing the peer group data, the Compensation Committee determined that executive officers' salaries should generally constitute no more than 25% of total annual compensation. The Compensation Committee also determined that it was in the best interests of the company to maintain a conservative approach to base salaries in 2012 and, as a result, approved five per cent (5.0%) increases over the 2011 salaries for each of the named executive officers. Annual base salaries paid to all of the named executive officers during 2012 are set forth in the "Summary Compensation Table" below. These salaries were generally at or below the 25th percentile of the company's peer group. In its March 2013 meeting, the Compensation Committee decided to set 2013 base salary levels for the named executive officers at approximately the 50th percentile of the company's peer group and voted to award, the following 2013 annual base salaries: Mr. Butcher, $500,000; Mr. Sullivan, $300,000; Mr. Mecke, $300,000; Ms. Arnone, $275,000; and Mr. King, $265,000.

Cash Incentive Compensation Program

        As set forth in the named executive officers' employment agreements, each named executive officer is eligible to earn a discretionary annual cash bonus. The Compensation Committee believes that cash bonuses are central to the attainment of the executive compensation program's objectives. Bonuses encourage our named executive officers to strive to attain company and individual performance goals and foster a performance-driven company culture that aligns the executives' interests with the stockholders' interests while, at the same time, allowing the Compensation Committee flexibility and discretion. The Compensation Committee also believes that both the company's performance and the individual executive officer's performance, as well as other factors the Compensation Committee deems relevant in its discretion, should be evaluated in setting the executive officer's bonus award. The Compensation Committee has determined that the named executive officers' annual cash bonuses should generally constitute approximately 25% of total annual compensation. As described below, the Compensation Committee's (and the Chief Executive Officer's with respect to the other named executives) determination of the 2012 annual cash bonus program was guided by the company's performance with respect to specified performance metrics as well as individual performance.

        In developing the 2012 annual cash bonus program, the Compensation Committee utilized TSR and core funds from operations ("Core FFO") as the company performance metrics to assist it in determining bonus awards. The Compensation Committee also set the range of bonus percentages (as percentages of base salary) including a minimum bonus, target bonus and maximum bonus for each named executive. In setting the range of bonus percentages, the Compensation Committee's considered the company's 2012 budget, the FTI reports, including peer group data, and other relevant factors. The established range of bonus percentages and the specified performance metrics were not a guarantee of a minimum bonus or a threshold for granting bonuses. The Compensation Committee, at its discretion and after taking into consideration changing business conditions, the performance of individual executive officers and other factors, can award higher or lower amounts. The maximum potential bonus for each named executive for 2012 were as follows: Benjamin S. Butcher, up to150%; Stephen C. Mecke and Gregory W. Sullivan up to 125%; and Kathryn Arnone and David G. King, up to 100%.

        In the 2012 annual cash bonus program, the calculated bonus award for each named executive officer was the product of the executive officer's salary and a percentage determined using a formula established by the Compensation Committee. The formula used three basic components and weighted them as follows: 40% of each calculated bonus award was based on the company's TSR for the year relative to a scale approved by the Compensation Committee; 40% of each calculated bonus award was based on the company's Core FFO for the year relative to a scale approved by the Compensation Committee; and 20% of each calculated bonus award was based on the individual performance of each named executive officer as assessed by the Compensation Committee (or with respect to the officers other than the Chief Executive Officer, by the Chief Executive Officer and the Compensation Committee). The Compensation Committee weighted company performance metrics more heavily than individual performance to closely align the named executive officers' interests with our stockholders' interests.

        Total Stockholder Return ("TSR").    Forty percent of each calculated bonus award is based on the company's TSR for 2012 relative to a scale based on the company's 2012 budget. The budget scale for fiscal year 2012 approved by the Compensation Committee was based on a minimum threshold TSR of 10.5%, a target TSR of 15.0% and a maximum TSR of 19.5%. For example, based on the range percentage bonuses disclosed above and the TSR budget scale, if the company's TSR for 2012 equaled 19.5% (the maximum on the scale), Mr. Butcher would earn 150% of the targeted 40 percentage points, or 60 percentage points towards his total calculated cash award. If the company's TSR for 2012 equaled 10.5% (minimum TSR threshold on the scale), Mr. Butcher would earn 50% of the targeted 40 percentage points, or 20 percentage points towards his total calculated bonus award.

        For 2012, the company's actual TSR was approximately 68%, exceeding the maximum of 19.5% on the budget scale. Therefore, for the TSR component of the scale, Mr. Butcher earned 60 percentage points, Messrs. Mecke and Sullivan each earned 50 percentage points, and Ms. Arnone and Mr. King each earned 40 percentage points towards their total calculated bonus awards.

        Core FFO.    Forty percent of each calculated bonus award is based on the company's Core FFO relative to a scale based on the company's 2012 budget. The budget scale for 2012 approved by the Compensation Committee was based on a minimum threshold Core FFO of $28.2 million, a target Core FFO of $29.2 million and a maximum Core FFO of $30.2 million. For example, based on the range of bonus percentages disclosed above and the Core FFO budget scale, if the company's Core FFO equaled $30.2 million (the maximum Core FFO on the scale), Messrs. Sullivan and Mecke would earn 125% of the targeted 40 percentage points, or 50 percentage points, towards their total calculated bonus award. If our Core FFO equaled $29.2 million (the target Core FFO on the scale), Messrs. Mecke and Sullivan would earn 75% of the targeted 40 percentage points, or 30 percentage points, towards their total calculated bonus award.

        For fiscal year 2012, the company's actual Core FFO was approximately $40.9 million, exceeding the maximum of $30.2 million on the scale. Therefore, for the Core FFO component of the scale, Mr. Butcher earned 60 percentage points, Messrs. Mecke and Sullivan each earned 50 percentage points, and Ms. Arnone and Mr. King each earned 40 percentage points.

        Individual Performance.    Up to 20 percent of an executive officer's total calculated bonus is awarded based on the Compensation Committee's (and the Chief Executive Officer's with respect to the other named executives) assessment of the individual executive officer's performance in 2012. In its review, the Compensation Committee considered the following factors:

  •
  with respect to Mr. Butcher, his exemplary leadership and steady guidance of the company from its inception through a very successful 2012, including the company's two significant follow-on offerings;

  •
  with respect to Mr. Sullivan, his successful closing of the company's first unsecured credit facility and its first securitized term loan, his supervision of our accounting, control and reporting functions, and the company's successful and timely implementation of its Sarbanes-Oxley compliance program;

  •
  with respect to Mr. Mecke, his stewardship of the company's acquisition of $427 million of industrial properties at consistent cap rates, his successful implementation of new software and IT systems and his leadership in the day-to-day operations of the company;

  •
  with respect to Ms. Arnone, her timely adherence to the company's regulatory filing requirements, her supervision of all of the company's legal activities including closings, leasing matters and financings, and her supervision of all employment matters; and

  •
  with respect to Mr. King, his supervision of our leasing efforts resulting in the achievement of a 95.1% occupancy rate, an 84% retention rate and a same store occupancy rate of 93.3%, his successful disposition of non-core properties, and his success in executing the maintenance of our portfolio with only nominal capital expenditures.

As a result, the Compensation Committee determined that each officer should receive the maximum percentage points available to him/her for the individual performance component of his/her compensation.

        Based on the company's actual performance in 2012 with respect to the specified performance metrics and the Compensation Committee's assessment of individual performances described above, the Compensation Committee approved annual cash bonuses for the named executive officers for 2012 in the following amounts:

Executive	2012 Cash Bonus
Benjamin S. Butcher	$618,975
Gregory W. Sullivan	$360,938
Stephen C. Mecke	$360,938
Kathryn Arnone	$268,800
David G. King	$258,300

Equity Incentive Compensation Program

        The goals of our long-term, equity-based awards are to incentivize and reward increases in long-term stockholder value and to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the award vesting period. The Compensation Committee considers this alignment of vital importance and, as a result, long-term, equity-based awards will generally constitute 50% of total annual compensation.

        The Compensation Committee has made and may make certain awards to our named executive officers in the form of LTIP units. LTIP units are a separate series of units of limited partnership interests in our operating partnership. LTIP units, granted either as free-standing awards or in tandem with other awards under the Equity Incentive Plan, will be valued by reference to the value of shares of our common stock, and will be subject to such conditions and restrictions as the Compensation Committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants will forfeit their LTIP units. Unless otherwise provided, LTIP unit awards, whether vested or unvested, will entitle the participant to receive current distributions from our operating partnership equivalent to the dividends that would be payable with respect to the number of shares of our common stock underlying the LTIP unit award.

        While the Compensation Committee has the ability to grant various equity formulations to the executive officers under the Equity Incentive Plan, to date the Compensation Committee has deemed LTIP unit awards to be an effective means to ensure alignment of the executives' interests with those of the stockholders. LTIP units are structured as "profits interests" for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units to produce a tax deduction for us based on current U.S. federal income tax law. The key feature of LTIP units is that, at the time of award, LTIP units, as profits interests, initially will not have full parity on a per unit basis, with the operating partnership's common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units. If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for shares of common stock on a one-for-one basis or for the cash value of such shares, at the company's election. However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of common stock and may be zero. The Compensation Committee believes that this characteristic of the LTIP units, that they achieve real value only if our share value appreciates, links the executives' compensation to our performance. Under the Equity Incentive Plan, each LTIP unit awarded will be equivalent to an award of one share of common stock reserved under the Equity Incentive Plan, thereby reducing the number of shares of common stock available for other equity awards on a one-for-one basis.

        LTIP units are awarded as an alternative to restricted stock. One key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives may need to sell a portion of their vested shares to pay taxes on their restricted stock awards from prior years. Conversely, an executive who received LTIP units would generally be taxed only when he or she chooses to liquidate his or her LTIP units, rather than at the time of vesting. Another key disadvantage of restricted stock is that, unlike LTIP units that achieve real value only if our share value appreciates, restricted stock has value from the date of grant and requires only the passage of time to achieve real value to the executives.

        The Compensation Committee believes that using LTIP units for equity-based awards (1) links the executives' compensation to the performance of the company, (2) serves our objectives by increasing the after-tax value of a given equity grant and, therefore, enhances our equity-based compensation package for executives as a whole, (3) advances the separate goal of promoting long-term equity ownership by executives, (4) has no adverse impact on dilution as compared to using restricted stock, (5) does not increase our recorded expense on account of equity-based compensation awards, (6) further aligns the interests of executives with the interests of stockholders and (7) because LTIP units are offered by many of our peers, it enables us to remain competitive with our peers in recruiting and retaining talented executives.

        In December of 2011 and 2012, the Compensation Committee approved equity awards for the following fiscal year in dollar values, with the number of shares/units granted calculated by dividing the dollar value of the approved awards by the closing market price on the NYSE of a share of our common stock on the effective date of grant. The timing, amounts and types of future awards will be in the Compensation Committee's discretion. In December 2012, the Compensation Committee approved the grant of an aggregate of 173,044 LTIP units to our named executive officers for 2013 compensation. The grants were made on January 3, 2013. Such grants will be reflected in the Summary Compensation and Grants of Plan-Based Awards tables in our proxy statement for the 2014 annual meeting of stockholders.

        In determining the size of the long-term equity incentives awarded to our named executive officers for 2012 service, the Compensation Committee considered, among other things, the role and responsibilities of the individual, competitive factors and individual performance history. These awards were intended to enable our executive officers to establish a meaningful equity stake in our company that would vest over a period of years based on continued service. We believe that these awards enable us to deliver competitive compensation value to the executive officers at levels sufficient to attract and retain top talent within our executive officer ranks. The Compensation Committee did not determine annual equity awards based on the attainment of any particular individual or company-level performance goals or the application of any benchmarking or formula. Instead, the Compensation Committee considered all of the relevant factors as applied to each named executive officer, and made a subjective determination as to the appropriate equity grant level based on that information, taking into consideration the Compensation Committee's collective experience regarding appropriate annual equity grant levels.

        Based on this assessment and pursuant to the Equity Incentive Plan, the Compensation Committee approved the following awards of LTIP units to our named executive officers. The following table sets forth the value of the LTIP unit awards to our named executive officers granted on January 3, 2012 for 2012 compensation:

Executive	Value of LTIP Unit Award
Benjamin S. Butcher	$775,888
Gregory W. Sullivan	$443,365
Stephen C. Mecke	$443,365
Kathryn Arnone	$285,410
David G. King	$285,410

        The LTIP unit awards were issued on January 3, 2012 based on the full grant date fair value determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for a discussion of our accounting of LTIP units. The LTIP unit awards were issued in the following amounts:

Executive	Number of LTIP Units Issued
Benjamin S. Butcher	68,180
Gregory W. Sullivan	38,960
Stephen C. Mecke	38,960
Kathryn Arnone	25,080
David G. King	25,080

        These LTIP unit awards vest over five years in equal installments on a quarterly basis beginning on March 31, 2012, subject to continued service as an employee (and, as applicable, director).

  2011 Outperformance Program

        On September 20, 2011, the Compensation Committee approved the 2011 OPP under the Equity Incentive Plan as a fourth element of our executive compensation program to provide certain key employees of our company with incentives to contribute to our growth and financial success. The Compensation Committee, which is responsible for administering the 2011 OPP, worked with independent compensation consultants to develop the terms of the 2011 OPP. The 2011 OPP utilizes total stockholder return over a three-year measurement period as the performance measurement.

        Recipients of awards under the 2011 OPP will share in an outperformance pool if our TSR, including both share appreciation and dividends, exceeds absolute and relative hurdles over a three-year measurement period from September 20, 2011 to September 20, 2014, based on a beginning value of $12.50 per share of our common stock. The aggregate reward that all recipients collectively can earn, as measured by the outperformance pool, is capped at $10 million.

        Provided our increase in cumulative absolute TSR over the three-year measurement period is equal to or greater than 25% (the "Threshold Percentage") of a beginning value of $12.50 per share of our common stock, the outperformance pool will consist of 10% of the excess total stockholder return above a relative total stockholder return hurdle. The hurdle is equal to the total return of the MSCI US REIT Index plus five percentage points over the three-year measurement period. No awards will be granted under the 2011 OPP if our absolute total stockholder return is below the Threshold Percentage. If our total stockholder return is equal to or in excess of the Threshold Percentage and greater than the relative total stockholder return hurdle, then the award recipients will be entitled to the payments described below. Based on our closing share price of $11.01 on September 20, 2011, the beginning of the three-year measurement period, the Threshold Percentage is effectively 42% before any amount is earned under the program.

        Each participant's award under the 2011 OPP is designated as a specified percentage of the aggregate outperformance pool. Assuming the applicable absolute and relative TSR thresholds are achieved at the end of the measurement period, the outperformance pool will be calculated and then allocated among the award recipients in accordance with each individual's percentage. The award will be paid in the form of fully vested shares of our common stock, unless the Compensation Committee elects, with the award recipient's consent, to issue the award recipient other securities or to make a cash payment to the award recipient equal to all or a portion of the award recipient's share of the outperformance pool. The number of shares of common stock earned by each award recipient will be determined at the end of the performance measurement period by dividing his or her share of the outperformance pool by the closing price of our common stock on the valuation date.

        On September 26, 2011, the Compensation Committee approved the 2011 awards under the 2011 OPP for our Chief Executive Officer, Chief Financial Officer and other named executive officers as follows (each award is expressed as a percentage of the maximum dollar value of the aggregate outperformance pool): Mr. Butcher, 20.0%; Mr. Sullivan, 14.0%; Mr. Mecke, 14.0%; Ms. Arnone, 11.0%; and Mr. King, 11.0%. The remaining 30.0% of the 2011 OPP was granted to other employees of the company.

        The Compensation Committee may, in its absolute discretion, without amendment to the 2011 OPP, adjust any of the terms applicable to any award; provided, however, that no amendment shall adversely affect any outstanding award without the consent of the recipient thereof.

Employee Benefits

        Our full-time employees, including our named executive officers, are eligible to participate in health and welfare benefit plans, which provide medical, dental, prescription, life insurance, disability insurance and related benefits.

Additional Compensation Components

        In the future, as we further formulate and implement our compensation program, we may provide different and/or additional compensation components, benefits and/or perquisites to our named executive officers, to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure at this time to properly attract, motivate and retain the top executive talent for which we compete.

Employment Agreements

        In connection with the completion of our initial public offering, we entered into employment agreements with each of our named executive officers. We believe that the agreements benefit us by helping to retain the executives and by requiring the executive officers to devote the necessary business attention and time to our affairs. The employment agreement with Mr. Butcher is for a term of four years and the employment agreements with Messrs. Sullivan, Mecke and King and Ms. Arnone are for a term of three years; provided, however, that the term is automatically extended at the end of each term for successive one-year periods unless, not less than 60 days prior to the termination of the then existing term, either party provides a notice of non-renewal to the other party.

        Pursuant to the employment agreements, our named executive officers also are eligible to receive additional awards of LTIP units and other equity awards, subject to the terms of the Equity Incentive Plan (or other then effective incentive plan) and the applicable award agreement. The employment agreements provide for immediate vesting of all outstanding equity-based awards held by the executive officers upon a change in control of us and their subsequent termination or non-renewal, termination of the executive officer's employment by us without "cause" or by the executive officer for "good reason." In addition, each of Messrs. Butcher, Mecke, Sullivan and King and Ms. Arnone will be subject to a non-competition provision for the twelve-month period following any termination of employment other than a termination by us without "cause" or by the executive officer for "good reason." The employment agreements also provide for participation in any other employee benefit plans, insurance policies or contracts maintained by us relating to retirement, health, disability, vacation and other related benefits.

        The employment agreement with Mr. Butcher provides that upon the termination of his employment either by us without "cause" or by the executive officer for "good reason," or in the event that following a change of control we or our successor gives him a notice of non-renewal within 12 months following the change of control, Mr. Butcher will be entitled to the following severance payments and benefits, subject to his execution of a general release in our favor:

  •
  a lump-sum cash payment equal to three times the sum of (1) Mr. Butcher's then-current annual base salary; and (2) the bonus paid to Mr. Butcher for the most recently completed fiscal year for which the amount of his bonus was determined;

  •
  our direct-to-insurer payment of any group health or other insurance premiums that Mr. Butcher would otherwise have been required to pay to obtain coverage under our group health and other insurance plans for a period of 18 months; and

  •
  immediate vesting of all outstanding equity-based awards held by Mr. Butcher.

        In addition, the employment agreement with Mr. Butcher provides that upon termination of his employment by his death or disability, Mr. Butcher will be entitled to receive his accrued and unpaid then-current annual base salary as of the date of his death or disability and the bonus pro-rated through the date of his death or disability.

        The employment agreements with Messrs. Sullivan, Mecke and King and Ms. Arnone provide that upon the termination of an executive officer's employment either by us without "cause" or by the executive officer for "good reason," or in the event that following a change of control we or our successor gives the executive officer a notice of non-renewal within 12 months following the change of control, the executive officer will be entitled under his or her employment agreement to the following severance payments and benefits, subject to the executive officer's execution of a general release in our favor:

  •
  a lump-sum cash payment equal to two times the sum of (1) the executive officer's then-current annual base salary; and (2) the bonus paid to the executive officer for the most recently completed fiscal year for which the amount of his or her bonus was determined;

  •
  our direct-to-insurer payment of any group health premiums or other insurance that the executive officer would otherwise have been required to pay to obtain coverage under our group health and other insurance plans for a period of 18 months; and

  •
  immediate vesting of all outstanding equity-based awards held by the executive officer.

        In addition, the employment agreements with Messrs. Sullivan, Mecke and King and Ms. Arnone provide that, upon termination of the officer's employment by the officer's death or disability, the officer will be entitled to receive his or her accrued and unpaid then-current annual base salary as of the date of his or her death or disability and the bonus pro-rated through the date of his or her death or disability.

        Pursuant to the employment agreements, Mr. Butcher receives a monthly vehicle and parking allowance of $1,400 and Messrs. Sullivan, Mecke and King and Ms. Arnone receive a monthly parking allowance of up to $500.

        None of the employment agreements contains a Code Section 280G excise tax gross-up provision.

 EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table

        The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The table sets forth the base salary and other compensation that was paid or earned in 2012 by our named executive officers. With respect to equity incentive awards, the dollar amounts indicated in the table under "Stock Awards" are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Name and Principal Position	Year	Salary		Bonus		Stock Awards		All Other Compensation(5)	Total
Benjamin S. Butcher	2012	$412,650		$618,975		$775,888	(3)	$159,566	$1,967,079
Chief Executive Officer , President and Chairman of the Board	2011	276,588	(1)	392,125	(2)	1,082,030	(4)	69,119	1,819,862
Gregory W. Sullivan	2012	288,750		360,938		443,365	(3)	81,264	1,174,317
Chief Financial Officer, Executive Vice President and Treasurer	2011	192,181	(1)	216,563	(2)	394,112	(4)	26,384	829,240
Stephen C. Mecke	2012	288,750		360,938		443,365	(3)	88,601	1,181,654
Chief Operating Officer and Executive Vice President	2011	192,181	(1)	216,563	(2)	563,335	(4)	40,652	1,012,731
Kathryn Arnone	2012	268,800		268,800		285,410	(3)	58,311	881,321
Executive Vice President, General Counsel and Secretary	2011	180,520	(1)	201,600	(2)	328,867	(4)	22,451	733,438
David G. King	2012	258,300		258,300		285,410	(3)	64,881	866,891
Executive Vice President and Director of Real Estate Operations	2011	173,161	(1)	129,150	(2)	308,951	(4)	24,196	635,459

(1)
Salary amounts for 2011 are the actual amounts paid for the period April 20, 2011 to December 31, 2011 and reflect pro-rations of the salary amounts stated in the employment agreements that we entered into upon completion of our initial public offering.

(2)
Includes one-time cash bonuses for each named executive officer's contribution to our successful initial public offering and formation transactions in April 2011 as follows: Benjamin S. Butcher—$254,625; Gregory W. Sullivan—$128,563; Stephen C. Mecke—$128,563; Kathryn Arnone—$119,600; and David G. King—$52,150. Includes annual cash bonuses paid to each of the named executive officers in 2011 to reflect performance in 2011 as follows: Benjamin S. Butcher—$137,500; Gregory W. Sullivan—$88,000; Stephen C. Mecke—$88,000; Kathryn Arnone—$82,000; and David G. King—$77,000. Bonus amounts were determined by the Compensation Committee in its sole discretion.

(3)
Represents the total grant date fair value of LTIP units granted under the Equity Incentive Plan in 2012, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures. The LTIP unit awards vest over five years in equal installments on a quarterly basis beginning on March 31, 2012, subject to continued service as an employee or director.

(4)
Represents the total grant date fair value of LTIP units granted under the Equity Incentive Plan upon completion of our initial public offering in 2011 and awards under the 2011 OPP, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures. The grant date fair values for the named executive officers relating to LTIP unit awards are as follows: Benjamin S. Butcher—$846,030; Gregory W. Sullivan—$228,912; Stephen C. Mecke—$398,135; Kathryn Arnone—$199,067; and David G. King—$179,151. The LTIP unit awards vest over five years in equal installments on a quarterly basis beginning on June 30, 2011, subject to continued service as an employee or director. The grant date fair values for the named executive officers relating to awards under the 2011 OPP based upon the probable outcome of the performance conditions as of the grant date for the award are as follows: Benjamin S. Butcher—$236,000; Gregory W. Sullivan—$165,200; Stephen C. Mecke—$165,200; Kathryn Arnone—$129,800; and David G. King—$129,800. The maximum value of the awards under the 2011 OPP assuming that the highest level of performance conditions was achieved are as follows: Benjamin S. Butcher—$2,000,000; Gregory W. Sullivan—$1,400,000; Stephen C. Mecke—$1,400,000; Kathryn Arnone—$1,100,000; and David G. King—$1,100,000. For the awards to have value, the 2011 OPP requires our company to outperform absolute and relative return thresholds as of September 2014.

(5)
All other compensation for 2012 represents amounts paid for health insurance premiums, 401(k) matching contributions, automobile/parking allowances, and distributions on unvested common units, as follows:

Name	Insurance Premiums	401(K) Matching Contributions	Automobile/ Parking Allowances	Distributions on unvested common units(1)	Total
Benjamin S. Butcher	$6,617	$8,500	$16,800	$127,649	$159,566
Gregory W. Sullivan	15,967	5,131	5,340	54,826	81,264
Stephen C. Mecke	16,457	7,297	5,340	59,507	88,601
Kathryn Arnone	6,617	7,380	5,340	38,974	58,311
David G. King	16,457	7,478	3,393	37,553	64,881

(1)
Includes the fourth quarter dividend of $0.27 per share paid on January 15, 2013.

2012 Grants of Plan-Based Awards

        The following table sets forth information with respect to plan-based awards granted in 2012 to the named executive officers.

Name	Date of Grant	All Other Stock Awards: Number of Shares of Stock or Units(1)	Grant Date Fair Value(2)
Benjamin S. Butcher	January 3, 2012	68,180	$775,888
Gregory W. Sullivan	January 3, 2012	38,960	443,365
Stephen C. Mecke	January 3, 2012	38,960	443,365
Kathryn Arnone	January 3, 2012	25,080	285,410
David G. King	January 3, 2012	25,080	285,410

(1)
Stock awards were made in the form of LTIP units. The LTIP units will vest over five years in equal installments on a quarterly basis beginning on March 31, 2012, subject to continued service as an employee (or, as applicable, director).

(2)
The amounts included in this column represent the full grant date fair value of the LTIP unit awards, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for a discussion of our accounting of LTIP units and the assumptions used.

Outstanding Equity Awards at Fiscal Year-End 2012

        The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2012. No option awards were outstanding for the named executive officers as of December 31, 2012.

	Stock Awards
Name	Number of Shares of Stock or Units That Have Not Vested(3)	Market Value of Shares or Units That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Benjamin S. Butcher	107,789	$1,829,148	111,297	$2,000,000
Gregory W. Sullivan	43,953	789,835	77,908	1,400,000
Stephen C. Mecke	53,402	959,634	77,908	1,400,000
Kathryn Arnone	31,181	560,323	61,213	1,100,000
David G. King	30,065	540,268	61,213	1,100,000

(1)
Based on our common stock closing price of $17.97 on December 31, 2012.

(2)
On September 26, 2011, the named executive officers received 2011 OPP Awards. The number and market or payout value of equity incentive plan awards is based on the amount that the named executive officers would have earned under the 2011 OPP if our performance for the three-year performance period under the program continued at the same annualized rate as we experienced from September 20, 2011, the first day of the performance period, through December 31, 2012. However, the payout value is no guarantee of payment. In no event will the 2011 OPP Awards be earned unless our performance satisfies both the absolute and relative thresholds in the 2011 OPP on September 20, 2014. The terms of the 2011 OPP are described above under "Executive Officer Compensation—2011 Outperformance Program."

(3)
The following table summarizes the time-based LTIP unit awards for which a portion of the LTIP units remain unvested as of December 31, 2012. The table also provides information about the applicable vesting periods.

		Number of LTIP Units Granted to Named Executive Officers
	Grant Date Fair Value
Grant Date		Butcher	Sullivan	Mecke	Arnone	King	Vesting Periods
April 20, 2011	$11.64	72,683	19,666	34,204	17,102	15,391	Over five years in equal installments on a quarterly basis beginning on June 30, 2011
January 3, 2012	$11.38	68,180	38,960	38,960	25,080	25,080	Over five years in equal installments on a quarterly basis beginning on March 31, 2012

2012 Option Exercises and Stock Vested

        The following table sets forth the aggregate number of LTIP units that vested in 2012. The value realized on vesting is the product of (1) the fair market value of a share of common stock on the vesting date, multiplied by (2) the number of LTIP units vesting. The value realized is before payment of any applicable withholding tax and brokerage commissions.

Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Benjamin S. Butcher	28,172	$442,089
Gregory W. Sullivan	11,724	183,979
Stephen C. Mecke	14,632	229,613
Kathryn Arnone	8,436	132,382
David G. King	8,096	127,046

(1)
Represents LTIP units that vested in 2012. Vested LTIP units can be converted to common units in our operating partnership on a one-for-one basis once a material equity transaction has occurred that results in the accretion of the member's capital account to the economic equivalent of the common unit.

(2)
The LTIP units vested on March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012. Value based on the closing price of $13.96, $14.58, $16.26 and $17.97 on March 30, 2012, June 29, 2012, September 28, 2012 and December 31, 2012, respectively. During 2012, there was a material equity transaction in our operating partnership which resulted in an accretion of the member's capital account to the economic value equivalent of the common units. The LTIP units may be converted to common units.

Equity Compensation Plan Information

        The following table summarizes information, as of December 31, 2012 relating to our equity compensation plans pursuant to which we grant options, restricted common stock, LTIP units or other rights to acquire shares from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	605,153	(2)	$0	1,150,034
Equity compensation plans not approved by security holders	—		—	—

Total	605,153		$0	1,150,034

(1)
2011 Equity Incentive Plan. Please see "Proposal 3—Amendment of 2011 Equity Incentive Plan" for a description of the amendment to the Equity Incentive Plan that is subject to stockholder approval at the annual meeting.

(2)
Includes 413,551 LTIP units that, upon the satisfaction of certain conditions, are convertible into common units, which may then be redeemed for shares of common stock. There is no exercise price associated with LTIP units.

Termination Payment Table

        The following table indicates the cash amounts and accelerated vesting that Messrs. Butcher, Sullivan, Mecke and King and Ms. Arnone would be entitled to receive under various termination circumstances pursuant to the terms of their employment agreements. This table assumes that termination of the named executive officer occurred on December 31, 2012.

Name and Termination Scenario	Cash Payment	Acceleration of Vesting of LTIP Units/ 2011 OPP Awards(1)(2)	Total
Benjamin S. Butcher
Voluntary termination, retirement or involuntary termination for cause	$0	$0	$0
Termination by company without cause or by employee for good reason	$3,094,875	$2,683,163	$5,778,038
Notice of non-renewal within 12 months following change of control	$3,094,875	$2,683,163	$5,778,038
Death or disability(3)	$0	$2,683,163	$2,683,163
Gregory W. Sullivan
Voluntary termination, retirement or involuntary termination for cause	$0	$0	$0
Termination by company without cause or by employee for good reason	$1,299,374	$1,387,646	$2,687,020
Notice of non-renewal within 12 months following change of control	$1,299,374	$1,387,646	$2,687,020
Death or disability(3)	$0	$1,387,646	$1,387,646
Stephen C. Mecke
Voluntary termination, retirement or involuntary termination for cause	$0	$0	$0
Termination by company without cause or by employee for good reason	$1,299,374	$1,557,444	$2,856,818
Notice of non-renewal within 12 months following change of control	$1,299,374	$1,557,444	$2,856,818
Death or disability(3)	$0	$1,557,444	$1,557,444
Kathryn Arnone
Voluntary termination, retirement or involuntary termination for cause	$0	$0	$0
Termination by company without cause or by employee for good reason	$1,075,200	$1,030,031	$2,105,231
Notice of non-renewal within 12 months following change of control	$1,075,200	$1,030,031	$2,105,231
Death or disability(3)	$0	$1,030,031	$1,030,031
David G. King
Voluntary termination, retirement or involuntary termination for cause	$0	$0	$0
Termination by company without cause or by employee for good reason	$1,033,200	$1,009,976	$2,043,176
Notice of non-renewal within 12 months following change of control	$1,033,200	$1,009,976	$2,043,176
Death or disability(3)	$0	$1,009,976	$1,009,976

(1)
Amounts in this column reflect accelerated vesting of unvested LTIP units granted pursuant to the Equity Incentive Plan. For purposes of this table, each LTIP unit was valued at $17.97, the closing price of our common stock on the NYSE on December 30, 2012.

(2)
For a detailed discussion of the vesting of 2011 OPP Awards upon the occurrence of a change in control and certain termination triggering events, see "Executive Officer Compensation—2011 Outperformance Program" above. To have value, the 2011 OPP Awards require our company to outperform absolute and relative return thresholds. Such thresholds were not met as of December 31, 2011. As of December 31, 2012, the thresholds were met for the maximum outperformance pool amount of $10,000,000; however, in no event will the 2011OPP Awards be earned unless the company achieves the absolute and relative thresholds required by the 2011 OPP on September 20, 2014.

(3)
Upon death of the named executive officer, the executive officer will receive a prorated bonus for services performed during the year. The prorated bonus will be derived from the bonus paid in the previous fiscal year.

 PROPOSAL 3:
AMENDMENT OF 2011 EQUITY INCENTIVE PLAN

        We are asking our stockholders to approve an amendment of the Equity Incentive Plan. If approved by our stockholders, the amendment would result in the following material change to the Equity Incentive Plan: the increase in the total number of shares of our common stock authorized and reserved for issuance under the Equity Incentive Plan by 1,887,274 shares. Any awards previously granted under the Equity Incentive Plan will remain in effect pursuant to their terms. If our stockholders do not approve the amendment of the Equity Incentive Plan, the Equity Incentive Plan will continue in effect under the terms currently in place.

        As of March 27, 2013, subject to increases resulting from the forfeiture of currently outstanding awards, 856,198 shares of common stock were reserved and available for future issuances under the Equity Incentive Plan. In addition, based on the company's performance as of December 31, 2012, we have reserved for issuance under the Equity Incentive Plan approximately 550,000 shares pursuant to the 2011 OPP.

        As of March 27, 2013, 42,221,072 shares of common stock were outstanding, 5,743,958 shares of common stock were issuable upon exchange or conversion of outstanding common units of our operating partnership, and an additional 601,120 shares of common stock were issuable upon exchange or conversion of outstanding LTIP units of our operating partnership. The closing price of our shares of common stock on the NYSE on March 15, 2013 was $22.06.

        The Board of Directors believes that the Equity Incentive Plan is an important factor in attracting and retaining the high caliber employees and other service providers essential to our success and in aligning those individuals' long-term interests with those of our stockholders. Therefore, the Board of Directors has approved the amendment of the Equity Incentive Plan to ensure that the Board of Directors and the Compensation Committee will be able to use the Equity Incentive Plan to make the types of awards, and covering the number of shares, as necessary to meet these needs. The Board of Directors believes that approval of the amendment of the Equity Incentive Plan is in the best interests of our company and our stockholders.

        Stockholder approval of the amendment of the Equity Incentive Plan is necessary for us to comply with NYSE stockholder approval requirements for equity compensation plans.

        The material features of the Equity Incentive Plan, as proposed to be amended, are summarized below. The following summary does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the amendment to the Equity Incentive Plan, which is included hereto as Appendix A.

Summary of Amended Equity Incentive Plan

        The Equity Incentive Plan provides for the issuance of equity-based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock awards and other awards based on shares of our common stock, such as LTIP units in our operating partnership, that may be made by us directly to our executive officers, directors, employees and other individuals providing bona fide services to or for us.

        The Equity Incentive Plan will be administered by the Board of Directors, which may delegate its authority to the Compensation Committee. The plan administrator has the authority to make awards to the eligible participants referenced above, and to determine the eligible individuals who will receive awards, what form the awards will take, and the terms and conditions of the awards. Except as provided below with respect to equitable adjustments, the plan administrator may not reduce the exercise price of any stock option or stock appreciation right granted under the Equity Incentive Plan or take any other action that is treated as a repricing under generally accepted accounting principles without first obtaining the consent of our stockholders.

        Upon stockholder approval of the amendment to the Equity Incentive Plan, subject to adjustments as provided below, the shares of common stock that are reserved for issuance under the Equity Incentive Plan, in the aggregate, shall be 3,642,461 (7.5% of the issued and outstanding shares of our common stock and common units and LTIP units of our operating partnership as of March 8, 2013). If any award, or portion of an award, granted under the Equity Incentive Plan expires or terminates unexercised, becomes unexercisable, is settled in cash or a determination that no bonus shall be paid has been made, the shares of common stock with respect to such award will again be available for award under the Equity Incentive Plan. Upon the exercise of any award granted in tandem with any other award, the related award will be cancelled to the extent of the number of shares of common stock as to which the award is exercised and, notwithstanding the foregoing, that number of shares will no longer be available for award under the Equity Incentive Plan.

        In the event of a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger or other similar corporate transaction or event, that affects shares of our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Equity Incentive Plan, then the plan administrator will make equitable changes or adjustments to:

  •
  the aggregate number and kind of shares of common stock that may thereafter be issued in connection with awards;

  •
  the limits on the number of shares that may be granted to any individual in any fiscal year;

  •
  the number and kind of shares of common stock issued or issuable in respect of outstanding awards; and

  •
  the exercise price, grant price, purchase price or other terms relating to any outstanding award.

In addition, the plan administrator may determine that any equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of our common stock).

        We may make certain awards in the form of LTIP units. LTIP units are a separate series of units of limited partnership interests in our operating partnership. LTIP units, which can be granted either as free-standing awards or in tandem with other awards under the Equity Incentive Plan, will be valued by reference to the value of shares of our common stock, and will be subject to such conditions and restrictions as the Compensation Committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants will forfeit their LTIP units. Unless otherwise provided, LTIP unit awards, whether vested or unvested, will entitle the participant to receive current distributions from our operating partnership equivalent to the dividends that would be payable with respect to the number of shares of our common stock underlying the LTIP unit award.

        LTIP units will be structured as "profits interests" for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units to produce a tax deduction for us. As profits interests, LTIP units initially will not have full parity, on a per unit basis, with the operating partnership's common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units. If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for shares of common stock on a one-for-one basis or for the cash value of such shares, at our election. However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of common stock and may be zero. Under the Equity Incentive Plan, each LTIP unit awarded will be equivalent to an award of one share of common stock reserved under the Equity Incentive Plan, thereby reducing the number of shares of common stock available for other equity awards on a one-for-one basis.

        Each stock option and stock appreciation right granted under the Equity Incentive Plan will have a term of no longer than 10 years, and will have an exercise price that is no less than 100% of the fair market value of our common stock on the date of grant of the award. Stock appreciation rights confer on the participant the right to receive cash, common stock or other property, as determined by the plan administrator, equal to the excess of the fair market value of our common stock on the date of exercise over the exercise price of the stock appreciation right. The other terms of stock options and stock appreciation rights granted by us under the Equity Incentive Plan will be determined by the plan administrator. The exercise price of an option or stock appreciation right cannot be reduced (by amendment, cancellation, substitution or otherwise) without stockholder approval.

        The plan administrator will determine the terms and conditions of each grant of restricted stock or restricted stock units under the Equity Incentive Plan. Restricted stock units confer on the participant the right to receive cash, common stock or other property, as determined by the plan administrator, having a value equal to the number of shares of common stock that are subject to the award. The holders of awards of restricted stock or restricted stock units may be entitled to receive dividends or, in the case of restricted stock units, dividend equivalents, which may be payable immediately or on a deferred basis at a time determined by the plan administrator.

        The plan administrator may determine to make grants of our common stock that are not subject to any restrictions or a substantial risk of forfeiture or to grant other stock-based awards to eligible participants. The plan administrator will determine the terms and conditions at the time of grant.

        Unless otherwise determined by the plan administrator and set forth in an individual award agreement, upon a change in control (as defined in the Equity Incentive Plan), each outstanding award under the Equity Incentive Plan will become immediately vested, exercisable and/or payable, unless provision is made in the transaction for the continuation or assumption of awards or for the substitution of equivalent awards in the surviving or successor entity or the parent thereof.

        The Equity Incentive Plan provides that awards may not be made under the Equity Incentive Plan after April 1, 2021, the tenth anniversary of the date of stockholder approval of the Equity Incentive Plan. Our Board of Directors may terminate, amend, modify or suspend the Equity Incentive Plan at any time, subject to stockholder approval as required by law or stock exchange rules. The plan administrator may amend the terms of any outstanding award under the Equity Incentive Plan at any time. No amendment or termination of the Equity Incentive Plan or any outstanding award may adversely affect any of the rights of an award holder without the holder's consent.

        As soon as practicable after receiving stockholder approval of the amendment of the Equity Incentive Plan, we intend to file a registration statement on Form S-8 to register the additional shares of common stock that may be issued under the amended Equity Incentive Plan.

Vote Required and Recommendation of the Board of Directors

        Approval of this proposal requires the affirmative vote of a majority of all votes cast on this proposal, provided that the total votes cast on this proposal must represent more than 50% of all shares of common stock entitled to vote on this proposal. For purposes of the vote on the approval of an amendment to the Equity Incentive Plan, (i) abstentions will have the same effect as votes against the proposal and (ii) broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% of the shares of common stock entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

        The Board of Directors recommends a vote FOR the approval of the amendment to the Equity Incentive Plan.

 PROPOSAL 4:    ADVISORY (NON-BINDING) VOTE
APPROVING EXECUTIVE COMPENSATION

        We are presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program for named executive officers by voting for or against the following resolution.

        "—RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Company's proxy statement for the 2013 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure."

        While this vote is advisory and not binding on us, it will provide information to us and the Compensation Committee regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of 2013 and beyond.

        The earlier discussion of executive compensation under "Executive Officer Compensation" and information disclosed in the compensation tables reflect executive compensation paid and grants awarded during the year ended December 31, 2012.

        Following is a discussion of the role of certain components of our executive compensation program. We urge our stockholders to review the "Executive Officer Compensation" and "Executive Officer Compensation Tables" sections of this proxy statement for more information.

        We emphasize pay-for-performance with regard to cash compensation.    We believe that a significant portion of our executive officers' cash compensation should be variable, at risk and tied to our near-term success and should align the interest of management with our stockholders. Performance-based compensation motivates and rewards individual efforts and company success. Approximately 75% of the executive officer's targeted compensation is linked to individual or company performance.

        We believe that our equity compensation programs further align our executives' interests with those of our stockholders.    We grant equity awards as a substantial component of our compensation program to reward long-term performance and further align the interests of management with those of our stockholders. To date, we have used LTIP units as our equity incentive awards because using LTIP units for equity-based awards serves our objectives of promoting long-term equity ownership by executives, aligning the interests of executives with the interests of stockholders and enabling us to remain competitive with our peers in recruiting and retaining talented executives. These awards tie our executive officers' interests to those of long-term stockholders and serve to motivate our executives to lead us to achieve long-term financial goals that are expected to lead to increased stockholder value. In addition, LTIP unit awards generally require continued service over a multi-year period (typically five years) as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations.

        We are committed to strong governance standards with respect to our compensation programs.    As part of its commitment to strong corporate governance and best practices, the Compensation Committee engaged and received advice on the compensation program from a third-party compensation consultant to supplement the committee's collective knowledge and experience and provide important empirical compensation data. The Compensation Committee meets as necessary to address compensation matters in a timely manner and reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain the highly-qualified and dedicated executive talent that is so important to our business. We believe that the severance protections we provide to our named executive officers are within market norms. We further believe that the "double trigger"

change-in-control cash severance benefits we provide properly incentivize our executive officers by providing appropriate protections against job loss without creating the potential for "single trigger" cash severance windfalls just for completing a transaction. Moreover, our executive officers are not entitled to any excise tax gross-ups in connection with change in control payments.

        The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of shares of our common stock and common units in our operating partnership for (i) each stockholder of our company that is known to us to be the beneficial owner of 5% or more of our common stock based upon filings made with the SEC, (ii) directors and named executive officers and (iii) all directors and named executive officers as a group as of the record date, March 8, 2013.

        In accordance with SEC rules, each listed person's beneficial ownership includes all shares the person actually owns beneficially or of record, all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days.

        Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person and none of the executive officers or directors has pledged his shares of common stock as collateral. Furthermore, unless otherwise indicated, the business address for each of the identified stockholders is our principal executive office, 99 High Street, 28th Floor, Boston, Massachusetts 02110.

Name of Beneficial Owner	Number of Shares and/or Common Units Beneficially Owned(1)	Percent of All Shares(2)	Percent of All Shares and Common Units(3)
GI STAG Invesco LLC(4)(14)	5,087,497	10.8%	10.5%
Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924(8)	2,269,064	5.4%	4.7%
The Vanguard Group—23-19475930(9)	4,072,843	9.6%	8.4%
Wellington Management Company, LLP(10)	2,797,546	6.6%	5.8%
BlackRock, Inc.(11)	1,757,971	4.2%	3.6%
FMR LLC and Edward C. Johnson 3d(12)	3,272,710	7.8%	6.7%
Forward Management, LLC and Forward Select Income Fund(13)	4,016,624	9.5%	8.3%
Benjamin S. Butcher(5)	296,903	*	*
Gregory W. Sullivan(6)	219,262	*	*
Stephen C. Mecke(6)	126,344	*	*
Kathryn Arnone(6)	86,183	*	*
David G. King(6)	78,263	*	*
F. Alexander Fraser	7,850	*	*
Jeffrey D. Furber(7)	40,041	*	*
Larry T. Guillemette(7)	25,295	*	*
Francis X. Jacoby III(7)	21,541	*	*
Christopher P. Marr(7)	9,243	*	*
Hans S. Weger(7)	27,522	*	*
All directors and executive officers as a group (11 persons)	938,447	2.9%	1.9%

*
Represents ownership of less than 1.0%.

(1)
Ownership consists of shares of common stock, common units and LTIP units. Common units issued in our formation transactions could not be redeemed for cash, or at our election, common stock until the first anniversary of the closing of our initial public offering. Upon achieving parity with the common units and becoming "redeemable" in accordance with the terms of the partnership agreement of our operating partnership, LTIP units may be redeemed for cash, or at our option, an equal number of shares of common stock.

(2)
Based on 42,221,072 shares of common stock outstanding as of March 8, 2013. In computing the percentage ownership of a person or group, we have assumed that the common units and LTIP units held by that person or the persons in the group have been redeemed for shares of common stock and that those shares are outstanding but that no common units or LTIP units held by other persons are redeemed for shares of common stock, notwithstanding that not all of the LTIPs have vested to date.

(3)
Based on 48,566,150 shares of common stock outstanding as of March 8, 2013 on a fully-diluted basis, comprised of 42,221,072 shares of common stock, 5,743,958 common units and 601,120 LTIP units.

(4)
Amount shown reflects the number of common units that were distributed to GI STAG Investco LLC pursuant to its ownership interest in STAG GI Investments, LLC. The address for to GI STAG Investco LLC is 2180 Sand Hill Road, Suite 210, Menlo Park, California 94025.

(5)
Includes (a) 9,320 common units that are owned directly by Mr. Butcher, (b) 6,615 common units that are owned by affiliates of Mr. Butcher and (c) 187,926 LTIP units. Mr. Butcher has pledged 87,042 shares of common stock, or 0.2% of our outstanding shares of common stock, as collateral for a personal loan. The company's insider trading policy strongly discourages pledging of company shares and requires the approval of the company's compliance officer of any such pledge. See the table at "—Outstanding Equity Awards at Fiscal Year-End 2012" for a description of the number of LTIPs owned but not yet vested as of December 31, 2012.

(6)
Includes 91,558, 106,096, 72,839 and 69,931 LTIP units held by each of Mr. Sullivan, Mr. Mecke, Ms. Arnone and Mr. King, respectively, and 16,248, 9,844 and 7,568 common units held by each of Mr. Mecke, Ms. Arnone and Mr. King, respectively. See the table at "—Outstanding Equity Awards at Fiscal Year-End 2012" for a description of the number of LTIPs owned but not yet vested as of December 31, 2012.

(7)
Includes 15,660 LTIP units held by each of Mr. Furber, Mr. Guillemette, Mr. Jacoby and Mr. Weger and 8,250 LTIP units held by Mr. Marr. Not all of these LTIPs have vested.

(8)
The information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on February 14, 2013. Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924 ("Vanguard Funds") is deemed to have sole power to vote or to direct the vote with respect to 2,269,064 shares of common stock. Vanguard Funds has its principal business office at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(9)
The information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on February 11, 2013. The Vanguard Group—23-1945930 ("Vanguard Group") is deemed to have sole power to vote or to direct the vote with respect to 44,581 shares of common stock, is deemed to have sole power to dispose or to direct the disposition with respect to 4,030,162 shares of common stock, and is deemed to have shared power to dispose or to direct the disposition with respect to 42,681 shares of common stock. Vanguard Funds has its principal business office at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(10)
This information and the information in this footnote were obtained from a Schedule 13G filed with the SEC on February 14, 2013. Wellington Management Company, LLP ("Wellington Management"), in its capacity as an investment adviser, is deemed to have shared power to vote or to direct the vote with respect to 2,107,903 shares of common stock and is deemed to have shared power to dispose or to direct the disposition with respect to 2,797,546 shares of common stock. The business address for Wellington Management is 280 Congress Street, Boston, Massachusetts 02210.

(11)
This information and the information in this footnote were obtained from a Schedule 13G filed with the SEC on January 30, 2013. BlackRock, Inc., in its capacity as a parent holding company, is deemed to have sole power to vote or to direct the vote and the sole power to dispose or direct the disposition with respect to 1,757,971 shares of common stock. The business address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(12)
This information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on January 10, 2013. FMR LLC, in its capacity as a parent holding company, is deemed to have sole power to vote or to direct the vote with respect to 204,022 shares of common stock and each of FMR LLC and Edward C. Johnson 3d are deemed to have sole power to dispose or to direct the disposition with respect to 3,272,710 shares of common stock. FMR LLC and Edward C. Johnson 3d reported that Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,770,219 shares or 5.076% of our outstanding common stock. The business address for FMR LLC and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.

(13)
This information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on February 7, 2013. Forward Management, LLC is deemed to have sole power to vote or to direct the vote and the sole power to dispose or direct the disposition with respect to 2,016,624 shares of common stock, and Forward Select Income Fund is deemed to have sole power to vote or to direct the vote and the sole power to dispose or direct the disposition with respect to 2,000,000 shares of common stock. The business address for Forward Management, LLC and Forward Select Income Fund is 101 California Street, Suite 1600, San Francisco, California 94111.

(14)
Information is based solely on our records and may not include shares of common stock they hold in street name.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities ("10% Holders"), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Holders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2012 the executive officers, directors and 10% Holders timely filed all reports they were required to file under Section 16(a) except, Mr. Fraser's sale of 3,700 shares of our 9.0% Series A Cumulative Redeemable Preferred Stock at a weighted average purchase price of $27.41 per share on December 4, 2012 was reported on December 11, 2012 and Mr. Jacoby's annual grant of 4,476 LTIP units from the Board of Directors on January 3, 2012 was reported on January 11, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Services Agreement and Option Properties

        In connection with our formation transactions and our initial public offering, we entered into separate services agreements with STAG Investments II, LLC ("Fund II"), STAG Investments III, LLC ("Fund III") and STAG Investments IV, LLC ("Fund IV") pursuant to which we managed their operations and certain other properties, as set forth in greater detail below. Fund II continues to operate as a private, fully-invested fund and currently owns 48 properties, with approximately 7.8 million rentable square feet. We have entered into a services agreement with Fund II on terms we believe to be customary, pursuant to which we manage its properties in return for an annual asset management fee based on the equity investment in such assets, which will initially equal 0.94% of the equity investment and may increase up to 1.25% of the equity investment to the extent assets are sold and the total remaining equity investment is reduced. The services agreement is terminable by either party on 30 days' written notice. As discussed in more detail below, during 2012, we acquired 32 industrial properties from Fund II.

        Fund III continues to own two properties with approximately 400,000 rentable square feet that are vacant and that are acquisition opportunities for us (the "Option Properties"). We entered into a services agreement with Fund III pursuant to which we manage the Option Properties for an annual fee of $30,000 per property and provide the limited administrative services (including preparation of reports for the Fund III lender and investors, bookkeeping, tax and accounting services) Fund III will require until its liquidation for an annual fee of $20,000. Upon approval of our independent directors, we have the right to acquire any of the Option Properties individually for a period of up to three months after notification that the property has stabilized, defined as 85% or greater occupancy pursuant to leases with at least two years in remaining duration. The sale price of each property will be based on the fair market value of the property as determined by a third-party appraisal. We have agreed to pay such sale price in cash and not assume any existing loan on any of the Option Properties. In addition, Fund III agreed not to sell any of the Option Properties except (1) following our failure to exercise timely our option to purchase the property upon stabilization (in which case the property will become freely saleable), or (2) subject to a right of first refusal in our favor, pursuant to a "bona fide user sale transaction." A "bona fide user sale transaction" is a sale to a buyer, where the buyer or its affiliate intends to occupy the property (as compared to a buyer that intends to lease the property to a tenant unaffiliated with the buyer). If a bona fide user sale transaction results in proceeds, after out-of-pocket expenses of the sale, in excess of Fund III's undepreciated cost to acquire the property plus any subsequent capital invested in the property, then we will be entitled to 25% of such net excess proceeds. Our right to purchase the Option Properties expires five years after the date of the closing of our initial public offering.

        In addition, we had a services agreement with Fund IV pursuant to which we provided the limited administrative services (including preparation of reports for the Fund IV investors, bookkeeping, tax and accounting services) Fund IV required until its liquidation for an annual fee of $20,000. Fund IV was liquidated during 2012 and the services agreement was terminated.

Fund II Acquisition

        On August 9, 2012, upon the approval of a special committee of disinterested directors, we entered into a purchase and sale agreement with Fund II and its subsidiaries to acquire a portfolio of 33 industrial properties (the "Fund II Portfolio") with approximately 4.8 million rentable square feet for a total purchase price of approximately $138.8 million. On October 9, 2012 and October 31, 2012, we completed the acquisition of 32 industrial properties in the Fund II Portfolio with approximately 4.5 million rentable square feet for a total purchase price including closing costs of approximately $136.9 million. One additional property of approximately 300,000 square feet we anticipate acquiring for a purchase price of approximately $6.3 million, subject to certain closing conditions. These closing conditions have not yet been satisfied so there can be no assurance that the transaction will be consummated. We funded a portion of the purchase price with the net proceeds from our common stock offering in August 2012 and the balance of the purchase price with available cash and borrowings under our unsecured credit facility.

        Prior to our initial public offering and related formation transactions in April 2011, our predecessor business acquired, owned and managed all of the properties in the Fund II Portfolio. Since the completion of our formation transactions, Fund II has continued to operate as a private, fully invested fund and we have managed the properties in the Fund II Portfolio pursuant to our services agreement with Fund II.

        Certain of our executive officers and their affiliates have direct or indirect interests in Fund II, including residual interests, or contingent profit interests, in Fund II and may receive portions of distributions from the assets of Fund II after return of capital and preferred returns to the equity investors in Fund II. Because of these interests, our board of directors appointed a special committee of disinterested directors to negotiate, evaluate and approve or disapprove of our acquisition of the Fund II Portfolio. In connection with their evaluation of the transaction and negotiation of definitive documentation, the special committee hired its own independent legal counsel, an independent broker, who opined as to the fair value of the Fund II Portfolio and other consultants. In addition, as a result of the interests of certain of our executive officers, the sale of the Fund II Portfolio to us was an "affiliate sale" under Fund II's operating agreement and required that Fund II's third-party institutional investors approve the sale. Fund II received the necessary consent from the Fund II investors. None of the Fund II investors, including the executive officers or affiliates with direct or indirect interests in Fund II, received any of the proceeds resulting from the sale.

Review and Approval of Future Transactions with Related Persons

        The Board of Directors has adopted a policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. The policy provides that the Nominating and Corporate Governance Committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) we will be a participant and (iii) a related person has a direct or indirect material interest. A related person will be defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing.

 STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be presented at the 2014 annual meeting of stockholders must be received by the corporate secretary of the company no later than November 27, 2013 in order to be considered for inclusion in our proxy statement relating to the 2014 meeting pursuant to Rule 14a-8 under the Exchange Act ("Rule 14a-8").

        Our bylaws currently provide that in order for a proposal of a stockholder to be presented at our 2014 annual meeting of stockholders, other than a stockholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than the close of business on October 28, 2013 and on or before November 27, 2013. If the 2014 annual meeting of stockholders is scheduled to take place before April 6, 2014 or after June 5, 2014, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2014 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2014 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2014 annual meeting of stockholders is first made public by our company. Any such proposal should be mailed to: STAG Industrial, Inc., 99 High Street, 28th Floor, Boston, Massachusetts, 02110, Attention: Kathryn Arnone, Corporate Secretary. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

By Order of the Board of Directors
KATHRYN ARNONE Executive Vice President, General Counsel and Secretary

Boston, Massachusetts
March 27, 2013

 Appendix A

STAG INDUSTRIAL, INC.

AMENDMENT TO THE
2011 EQUITY INCENTIVE PLAN

        The STAG Industrial, Inc. 2011 Equity Incentive Plan (the "Plan"), is hereby amended as follows:

  1.
  Section 4 of the Plan is amended to provide that, subject to adjustments as provided in Section 7(c) of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan, in the aggregate, shall not exceed 3,642,461 shares of Common Stock, which represents 7.5% of the fully diluted shares of Common Stock and common units outstanding as of March 27, 2013.

        Except as amended above, the Plan shall remain in full force and effect. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

        IN WITNESS WHEREOF, STAG Industrial, Inc. has executed this Amendment to the 2011 Equity Incentive Plan as of this    day of                    , 2013.

STAG INDUSTRIAL, INC.
By:
Name:
Title:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000159728_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Benjamin S. Butcher 02 F. Alexander Fraser 03 Jeffrey D. Furber 04 Larry T. Guillemette 05 Francis X. Jacoby III 06 Christopher P. Marr 07 Hans S. Weger STAG INDUSTRIAL, INC. 99 HIGH STREET, 28TH FLOOR BOSTON, MA 02110 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 The ratification of the appointment of PricewaterhouseCoopers LLP as our indepentent registered public accounting firm for the year ending December 31, 2013. 3 The approval of an amendment to our 2011 Equity Incentive Plan. 4 The approval, by non-binding vote, of executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000159728_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . STAG INDUSTRIAL, INC. Annual Meeting of Stockholders May 6, 2013 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Gregory W. Sullivan and Stephen C. Mecke, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of STAG INDUSTRIAL, INC. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held May 6, 2013, at the offices of DLA Piper LLP (US), 33 Arch Street, 26th Floor, Boston, MA and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side

QuickLinks

QUESTIONS AND ANSWERS
PROPOSAL 1: ELECTION OF DIRECTORS
2012 Director Compensation Table
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
EXECUTIVE OFFICER COMPENSATION
2012 Total Stockholder Return
EXECUTIVE OFFICER COMPENSATION TABLES
PROPOSAL 3: AMENDMENT OF 2011 EQUITY INCENTIVE PLAN
PROPOSAL 4: ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS
Appendix A
STAG INDUSTRIAL, INC.
AMENDMENT TO THE 2011 EQUITY INCENTIVE PLAN